Exhibit 10.1
Office Lease Agreement
between
Briargrove Place, L.L.C.,
a Texas limited liability company,
as Landlord,
and
Cambium Learning, Inc.,
a Delaware corporation,
as Tenant,
dated
July 9, 2010

Table of Contents, Page I

Table of Contents, Page II

Exhibits

Annex I	Common Provisions and Definitions
Exhibit A.	Premises
Exhibit B.	Project
Exhibit C.	Rules and Regulations
Exhibit D.	Insurance Requirements
Exhibit E.	Acceptance of Premises Memorandum
Exhibit F.	Construction Agreement
Exhibit G.	Option to Extend
Exhibit H.	Parking Agreement
Exhibit I.	Signage Criteria
Exhibit J.	Cleaning Specifications
Exhibit K.	Form of Confidentiality Agreement
Table of Contents, Page III

OFFICE LEASE AGREEMENT
This Office Lease Agreement (this “Lease”), dated July 9, 2010 (the “Effective Date”), is entered into by Briargrove Place, L.L.C., a Texas limited liability company (“Landlord”) and Cambium Learning, Inc., a Delaware corporation (“Tenant”).
The parties agree as follows:
Article I. Basic Information

Term	Definition

A. “Landlord”	Briargrove Place, L.L.C., a Texas limited liability company

B. “Landlord’s Address”	Briargrove Place, L.L.C.
14651 Dallas Parkway
Suite 150
Dallas, TX, 75254

C. “Tenant”	Cambium Learning, Inc., a Delaware corporation

D. “Tenant’s Address”	Before the Rent Commencement Date:
Cambium Learning, Inc.
1800 Valley View Lane, Ste. 400
Dallas, TX 75234

From and after the Rent Commencement Date:
The Premises.

With a copy to:

The Premises
Attention: General Counsel

E. “Premises”	Suite 400, containing 32,756 rentable square feet, and identified on Exhibit A.

F. “Building”	The building in which the Premises is located.

G. “Project”	The Building and other improvements located on the land described on Exhibit B, including the Parking Areas, Common Areas, and Project Facilities. The Project is located at 17855 Dallas Parkway, Dallas, Texas 75287. On the Effective Date, the Project contains 127,082 rentable square feet.

H. “Rent Commencement Date”	November 1, 2010

I. “Expiration Date”	December 31, 2018 (subject to extension for the Extension Terms, as set forth in Exhibit G)

J. “Extension Terms”	Two periods of sixty months each.
Office Lease Agreement, Page 1

K. “Basic Rent”	Period	Annual	Monthly	S.F~/Yr

	Month 1 to
	month 14	$0	$0.00	$0.00

	Month 15 to
	month 62	$655,120	$54,593.33	$20.00

	Month 63 to
	month 74	$663,309	$55,275.75	$20.25

	Month 75 to
	month 86	$679,687	$56,640.58	$20.75

	Month 87 to
	month 98	$687,876	$57,323.00	$21.00

L. “Initial Proportionate Share”	25.76%

M. “Base Year”	2011

N. “Security Deposit Amount”	$54,593.33

O. “Expense Cap Rate”	7%

P. “Permitted Use”	General office and administrative use, and for no other purpose.

Q. “Broker”	Crown Sterling (Tom Dyer & Brian Griggs)

R. “Cooperating Broker”	Grubb & Ellis Company (Daniel Rudd)
The parties intend that this Lease and the other Operative Documents share certain consistent terms and definitions. Those shared terms and definitions are set forth in Annex I attached to this Lease. Annex I governs both this Lease and the Operative Documents that incorporate it by reference.
Article II. Premises and Common Areas
Section 2.01 Lease of Premises. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Term, on and subject to the covenants, terms, and conditions of this Lease.
Section 2.02 License of Common Areas. Landlord grants a nonexclusive license to Tenant to use and to permit each Tenant Party to use the Common Areas during the Term for their intended purposes, in common with others, subject to the covenants, terms, and conditions of this Lease. “Common Areas” means all areas of and facilities in the Project that Landlord makes available for the common and nonexclusive use of Tenant and others designated by Landlord, and may include walkways, sidewalks, driveways, lobbies, Fitness Center, landscaped areas, public corridors, public restrooms, stairs, elevators, parking areas, and parking garages. Landlord retains the exclusive right to manage and control the Common Areas.
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Section 2.03 Parking. Certain obligations of the parties regarding parking are set forth in Exhibit H.
Section 2.04 Condition of Premises and Project. Landlord represents and warrants to Tenant that to the actual knowledge of Mauricio Garza (an owner of the Project), and Almira Tinkel (the property manager of the Project), Brian Griggs, and Tom Dyer, the Common Areas, Limited Common Areas, and Building Systems (to the extent affecting Tenant’s use and enjoyment of the Premises), comply with Applicable Law (including Disability Law) in all material respects, other than non-compliance that will not have a material adverse affect on Tenant’s use and enjoyment of the Premises. “Building Systems” means the mechanical, heating and air conditioning, plumbing, fire sprinkler, elevators, sewer, and electrical systems that are located on the Land or in the Building and are part of the Project. Subject only to the foregoing representations by Landlord, other representations of Landlord expressly set forth in this Lease, Landlord’s ongoing repair and maintenance obligations expressly set forth in this Lease, and the completion of any Landlord Work (defined in Section 2(a) of Exhibit F), Tenant (a) accepts the Premises in its current as-is condition, (b) waives all Claims and Losses against the Landlord Parties that might arise out of the suitability, quality of construction or workmanship, or fitness for a particular purpose of the Premises or Project, and (c) waives the implied warranty that the Premises is suitable for a particular purpose. Landlord warrants that Tenant will quietly possess the Premises for the Term, subject to the covenants, terms, and conditions of this Lease, unless Tenant is in default under this Lease. Except as expressly set forth in this Lease, no Landlord Party has made and Landlord disclaims any representations or warranties about the Project and Premises, and Tenant has executed this Lease without relying on any statement, representation, or warranty made by a Landlord Party, broker, or other Person.
Section 2.05 Fitness Center. Prior to December 31, 2010, Landlord will complete construction of a fitness center on either the ground floor or the third floor of the Building (the “Fitness Center”), which will include a variety of cardio and weight lifting equipment, and install a shower and lockers and designate a changing area in each of the men’s and women’s restrooms located on the same floor of the Building on which the Fitness Center is located. When construction of the Fitness Center is complete, the Fitness Center will be part of the Common Area. Landlord will maintain the Fitness Center in good operating condition during the Term. Landlord may relocate the Fitness Center to another location in the Building at any time, but the relocated Fitness Center will be at least the same size (in square feet) as the existing Fitness Center, Landlord will not close the existing Fitness Center for more than seven days before opening the relocated Fitness Center, and if the Fitness Center is moved to another floor of the Building, Landlord will install a shower and lockers and designate a changing area in each of the men’s and women’s restrooms on the floor on which the Fitness Center is relocated. Landlord grants to Tenant a non-exclusive right to permit its employees who are working at the Premises (an “Eligible Employee”) to use the Fitness Center during Project Hours, in common with Landlord and other tenants in the Project. As a condition to each Eligible Employee’s right to use the Fitness Center, such Eligible Employee must sign Landlord’s then-current form of “Fitness Room Waiver,” waiving rights against each Landlord Party in connection with loss of or damage to property, theft, or bodily injury or death in connection with the use of the Fitness Center or showers, even if caused by the negligence or alleged negligence (but not the gross negligence or intentional misconduct) of a Landlord Party.
Office Lease Agreement, Page 3

Article III. Term
Section 3.01 Term. “Term” means the period beginning on the Effective Date and ending on the Expiration Date or the last day of the applicable Extension Term, if this Lease is extended in accordance with Exhibit G (or if this Lease terminates on another date in accordance with the terms of this Lease or Applicable Law, such other date). References in this Lease to the termination of this Lease include both expiration of the Term and termination of this Lease before the Term expires.
Section 3.02 Early Termination Option. Landlord grants to Tenant the option (the “Termination Option”) to terminate this Lease on the last day of the 74 calendar month after the Rent Commencement Date (the “Termination Date”), which option, if exercised by Tenant, will be effective if and only if the following conditions are satisfied: (a) Tenant delivers notice of its exercise of the Termination Option to Landlord (the “Termination Notice”) not less than 365 days before the Termination Date (the date of the Termination Notice is referred to as the “Termination Notice Date”), (b) Tenant pays the Termination Amount to Landlord on the Termination Notice Date, (c) Landlord does not either terminate this Lease or terminate Tenant’s right to possession of the Premises on or after the Termination Notice Date on account of an uncured Event of Default, and (d) on the Termination Date, Tenant pays to Landlord the amount necessary to cure any then-uncured monetary Event of Default. The Termination Notice will be irrevocable once given. Tenant will continue to perform its obligations under the Lease through the Termination Date. Furthermore, Landlord will retain its rights and remedies arising out of any Tenant default or Event of Default that is uncured on the Termination Date. “Termination Amount” means $571,930.24.
Section 3.03 Extension Options. Tenant’s options to extend the term of this Lease for the Extension Terms are set forth in Exhibit G.
Article IV. Rent
Section 4.01 Basic Rent. Tenant promises to pay Basic Rent to Landlord during the Term, in installments, monthly in advance, beginning on the earlier of (a) the Rent Commencement Date and (b) if before the Rent Commencement Date, Tenant conducts business in the Premises, such earlier date. Early entry into the Premises to install furniture, fixtures, telephony and computer equipment, cabling, and similar items will not be considered the conduct of business. Tenant may install such items at any time as part of the Work (defined in Exhibit F).
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Section 4.02 Additional Rent. In addition to Basic Rent, Tenant promises to pay Additional Rent to Landlord during the Term, as follows. “Additional Rent”, for a particular year (which is deemed for this Section to include the partial first or last year of the Term, if such first or last year is not a full year), means (a) Tenant’s Proportionate Share (but not less than zero) of the excess of Operating Costs for such year over Operating Costs in the Base Year, (b) Tenant’s Proportionate Share (but not less than zero) of the excess of Real Estate Taxes for such year over Real Estate Taxes in the Base Year, (c) Tenant’s Proportionate Share of the Additional Pass Through Costs for such year, and (d) Tenant’s Proportionate Share of Electrical Costs for such year. Beginning on the Rent Commencement Date, and continuing on the first day of each calendar month thereafter, Tenant will pay Estimated Additional Rent to Landlord. “Estimated Additional Rent” means monthly installments of Additional Rent in amounts estimated by Landlord. (Because the Base Year is 2011, the Operating Costs and Real Estate Taxes component of Estimated Additional Rent (and Additional Rent itself) will be -$0- through December 31, 2011.) If Landlord increases Estimated Additional Rent during a year, Tenant will promptly pay to Landlord the amount of the increase multiplied by the number of Estimated Additional Rent payments that Tenant has already paid to Landlord in such year. After each year, Landlord will deliver a statement to Tenant showing both the Estimated Additional Rent paid by Tenant and the amount of Additional Rent owing by Tenant for such year, detailing expenses by category (a “Statement”). Landlord will provide the Statement to Tenant within 150 days after the end of each year (the “Statement Due Date”). Tenant will pay any underpayment of Additional Rent to Landlord upon receipt of a Statement or invoice from Landlord (payable in three equal installments in each of the three months following Tenant’s receipt of the Statement if the underpayment exceeds 10% of the aggregate Additional Rent paid by Tenant in the period covered by the Statement), and Landlord will either refund any overpayment of Additional Rent to Tenant or credit future Additional Rent by the amount of any overpayment. “Tenant’s Proportionate Share” means a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area of the Project. With respect to any item, good, or service, Landlord may exclude from the denominator the rentable area of any tenant that is paying Landlord or the provider directly for such item, good, or service. Initially, Tenant’s Proportionate Share is the Initial Proportionate Share. Landlord (or any successor to Landlord) may not require Tenant to pay for any item, good, or service that Landlord does not include in a Statement (or supplement to a Statement) for more than (x) 120 days following the final resolution of any dispute or litigation, arbitration, mediation, or other proceeding concerning the validity or amount of Real Estate Taxes and (y) 18 months following the first Statement Due Date after Landlord pays for any other item, good, or service (i.e., other than Real Estate Taxes). Furthermore, Landlord fails to provide a Statement to Tenant on or before the Statement Due Date, then any overpayment by Tenant of Additional Rent will accrue interest at the Default Rate from the Statement Due Date until the Date such amount is paid by Landlord to Tenant (to be paid by Landlord to Tenant in the same manner that such overpayment of Additional Rent is paid).
Office Lease Agreement, Page 5

Section 4.03 Components of Additional Rent. The following terms have the following meanings:
(a) Operating Costs. “Operating Costs” means all costs that Landlord incurs or pays in connection with or arising out of the ownership, operation, or management of the Project or any part of the Project, including Parking Areas, Common Areas, and Project Facilities. “Project Facilities” means (a) machinery, equipment, and associated pipes, ducts, vents, wiring, cabling, and structures used to deliver utilities and services to the Project, including heating and air conditioning, electrical, mechanical, plumbing, fire sprinkler, landscape sprinkler, and elevator systems, (b) machinery, and equipment used in connection with the operation, maintenance, and repair of the Project, (c) restricted areas in which the foregoing are located, (d) roofs and roof systems, (e) common signs, (f) janitor closets, (g) Common Area lighting, (f) vertical and horizontal shafts, risers, ducts, and flues, and (g) areas below floors, above acoustical ceilings, and within walls. Such costs include (i) management, cleaning, repairing, maintaining, resurfacing, restriping, replacing, insuring, decorating, testing, inspecting, utility, janitorial, trash removal, and exterminator costs, (ii) costs to purchase, install (if applicable), service maintain, and replace tools, equipment, vehicles, supplies, landscaping, and alarm systems, (iii) license, permit, and inspection fees, (iv) management fees (not to exceed four percent of gross Project revenue) and overhead reimbursement, (v) salaries, wages, and benefits to employees at or below the level of Property Manager, and who are directly involved in the operation of the Building, including taxes and insurance, (vi) costs of accounting, legal, auditor, and other professional and consulting services, (vii) payments and assessments pursuant to covenants, easements, declarations, or similar instruments, (viii) operating reserves, and (ix) property, liability, boiler, business interruption, and other insurance premiums, endorsements, and deductibles. Operating Costs will not include capital improvements other than those incurred in connection with modifications or additions to the Project or the acquisition of equipment that (x) is required due to changes in Applicable Law (or its interpretation) after the Effective Date or (y) is designed or acquired primarily to reduce other Operating Costs (collectively, “Permitted Capital Costs”). Operating Costs will not include late fees, fines, penalties, or interest incurred by Landlord for failure to timely pay any amount constituting Operating Expenses. Landlord will use accounting principles and methods that are consistent from year to year to calculate Operating Costs. In determining Additional Rent, beginning in the year after the Base Year, Capped Operating Costs for each year will be deemed not to have increased by more than the Expense Cap Rate (seven percent) over Capped Operating Costs for the immediately prior year. For example, if Capped Operating Costs for the Base Year were $100,000, the maximum amount of Capped Operating Costs that Landlord could charge in the second year after the Base Year to determine Additional Rent would be $107,000 ($100,000 increased by seven percent). If the Capped Operating Costs for the second year ended up being $105,000, the maximum amount of Capped Operating Costs that Landlord could charge in the third year to determine Additional Rent would be $112,350. “Capped Operating Costs” means Operating Costs other than costs of or arising out of security measures employed by Landlord, utilities, insurance premiums and deductibles, taxes, costs to comply with Applicable Law.
(b) Real Estate Taxes. “Real Estate Taxes” means (i) all real estate and other taxes, general and special assessments, parking surcharges, and charges for governmental services (such as street maintenance or fire protection) levied on all or part of the Project, (ii) all franchise, excise, rent, use, sales, transaction, privilege, or other taxes or levies, however denominated, whether imposed upon or measured by rent or imposed on Landlord’s business of leasing the Premises, including margin taxes, (iii) taxes, surcharges, and assessments levied as a supplement to or in lieu of other Real Estate Taxes, and (iv) actual out-of-pocket costs of contesting the validity or amount of any taxes, including consultants; but will not include late fees, fines, penalties, or interest incurred by Landlord for failure to timely pay any of the foregoing. If Real Estate Taxes are not assessed separately for the Project, but rather are assessed as part of a larger parcel owned by Landlord, Landlord will apportion Real Estate Taxes to the Project based on the assessed value of the Project as a percentage of the assessed value of the entire tax parcel.
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(c) Additional Pass Through Costs. “Additional Pass Through Costs” means Permitted Capital Costs, amortized over such periods as Landlord reasonably determines in accordance with accounting principles and methods that are consistent from year to year, plus interest at the rate of 7% per annum on the unamortized balance of such costs; provided that the annual amortized costs of equipment designed or acquired primarily to reduce other Operating Costs may not exceed the actual cost savings realized.
(d) Electrical Costs. “Electrical Costs” means the cost of all electricity used by the Project, excluding costs paid by other tenants of the Project directly to Landlord or the electric utility provider.
Section 4.04 Gross Up During any year (including the Base Year) in which 100% of rentable area of the Building is not provided with full Building Services or is not 100% occupied, in determining Operating Costs, Landlord will compute all Variable Operating Costs for such year as though 100% of the rentable area of the Building were provided with full Building Standard Services and was 100% occupied. “Variable Operating Costs” means any Operating Cost (or portion thereof) that increases or decreases with the level of occupancy of the Building. If Landlord excludes from Operating Costs any specific costs billed to or otherwise incurred for the particular benefit of specific tenants (the cost of which if performed by Landlord would be an Operating Cost, as defined herein), Landlord may increase Operating Costs by an amount equal to the cost of providing standard services similar to the services for which such excluded specific costs were billed or incurred.
Section 4.05 Tenant Audit
(a) Election to Audit. Tenant may elect to audit Landlord’s records to verify the accuracy of a Statement (a “Subject Statement”) by delivering notice to Landlord within 365 days after receipt of the Subject Statement (an “Audit Notice”).
(b) Conditions to Audit. Tenant may only audit a Subject Statement if the following conditions are satisfied: (i) Tenant timely delivers an Audit Notice to Landlord, (ii) the audit is conducted by an owner, officer, or employee of Tenant or a Qualified Auditor, (iii) Tenant executes Landlord’s form of confidentiality agreement attached hereto as Exhibit K, related to the Records (a “Confidentiality Agreement”), (iv) if a Qualified Auditor conducts the audit, the Qualified Auditor also executes a Confidentiality Agreement, and (v) at the time that Tenant delivers the Audit Notice and at the time of the audit, no Event of Default has occurred and is then continuing. “Qualified Auditor” means a nationally, locally, or regionally recognized certified public accounting firm that is not compensated on a contingent fee basis and that confirms in writing to Landlord that it will not represent any other tenant in the Project regarding an audit or review of Project costs for three years after the date of the audit.
(c) Audit Process Landlord will provide access to the Records at Landlord’s or its property manager’s office located in the Dallas/Fort Worth area to Tenant and, if applicable, the Qualified Auditor, during Landlord’s business hours at the place that Landlord maintains the Records. “Records” means Landlord’s books and records related to the Subject Statement and necessary to verify the accuracy of the Subject Statement. If an audit of a Subject Statement reveals a material error (defined as more than a 10% variance) by Landlord for a particular line item of Operating Costs that was not discovered by Tenant in a previous audit, Tenant may audit the same line item for the prior two years. When conducting the audit, Tenant will (or will cause the Qualified Auditor to) (x) use the same accounting standards, elections, expense treatments, and methods of calculation, depreciation, and amortization used by Landlord, in accordance with accounting principles and methods that are consistent from year to year, (y) not copy or remove Records from the office where they are located, and (z) provide Landlord with a copy of each audit and report concurrent with the delivery of a Statement Objection Notice.
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(d) Objection to Subject Statement. Within 30 days after Landlord provides Tenant or the Qualified Auditor with access to the Records, Tenant may deliver notice to Landlord stating in reasonable detail any objection to the Subject Statement (a “Statement Objection Notice”). If Tenant fails to timely deliver a Statement Objection Notice to Landlord, Tenant will be deemed to have approved the Subject Statement. To the extent that Landlord agrees with the Statement Objection Notice, Landlord will credit the amount of any overpayment against Additional Rent.
(e) Disputes; Arbitration. If Landlord disagrees with a Statement Objection Notice, the parties will work in good faith to resolve their differences. If the parties have not resolved their differences within 30 days after the date of the Statement Objection Notice, then either party may notify the other that it elects to arbitrate. If a party elects to arbitrate, the parties will appoint a nationally recognized public accounting firm that does not and has not represented either party within the preceding five years (the “Qualified Audit Arbitrator”). The Qualified Audit Arbitrator will sign a Confidentiality Agreement, then will review the Records and decide the disputes pursuant to the procedures in subsection (c). The Qualified Audit Arbitrator will provide a reasoned written decision to the parties within 30 days after the date of its appointment. The party that is not the prevailing party will pay all costs of the Qualified Audit Arbitrator. “Prevailing party” means the party, if any, that the Qualified Audit Arbitrator determines is “clearly the prevailing party.” If there is no prevailing party, each party will pay one-half of the cost of the Qualified Audit Arbitrator. The decision of the Qualified Audit Arbitrator will be final and binding on the parties.
(f) Reimbursement of Cost of Tenant’s Audit. If the aggregate amount of Additional Rent that Landlord charged Tenant for the period covered by the Subject Statement exceeded the amount owed by Tenant by more than 5%, then Landlord will pay the reasonable cost of Tenant’s audit (not to exceed $1,000) within 30 days after Landlord’s receipt of an invoice and copy of all audit reports.
Section 4.06 Additional Rent Disputes. During the existence of a dispute regarding either Landlord’s calculation of Additional Rent or whether a particular cost is properly included in Additional Rent, Tenant will timely pay the amount of Additional Rent that is in dispute and will continue to make all subsequent payments of Additional Rent as and when required under this Lease. Tenant’s position, however, will not be prejudiced by the payment of such disputed amounts.
Office Lease Agreement, Page 8

Section 4.07 Rent Defined. “Rent” means Basic Rent, Additional Rent, and charges, premiums, fees, interest, costs, and all other amounts (whether or not designated “rent”) that Tenant is required to pay to Landlord, whether as reimbursement for costs incurred by Landlord, on account of Tenant’s failure to perform an obligation or pay an amount owing under this Lease, or otherwise. Tenant will pay all Rent to Landlord when due, without demand, deduction, or setoff, at Landlord’s Address or such other address as Landlord may designate. All Rent is due on the date or within the time period required by this Lease for such Rent or, if no date or time period is stated for an item or type of Rent, then within ten days after notice or demand by Landlord.
Article V. Use and Compliance with Laws
Section 5.01 Use. Tenant will use the Premises only for the Permitted Use, and for no other purpose.
Section 5.02 Prohibited Uses. Tenant will not use, occupy, or permit the use or occupancy of the Premises for any purpose (and the Permitted Use will not include any use) that violates Applicable Law, may be dangerous to persons or property, is a public or private nuisance, causes waste, or disturbs the quiet enjoyment of a tenant or occupant of the Project. Tenant will not use communication equipment (other than wireless network devices) in the Premises or in the Building serving the Premises that causes radio frequency, electromagnetic, or other interference with any equipment of other tenants or occupants of the Project; solicit or permit other tenants or occupants of the Building to use wireless internet or other communication network that is transmitted through or emanates from the Premises; keep substances that might emit offensive odors from the Premises; use any equipment that makes undue noise or regular vibrations in the Project; do anything that might materially increase the property insurance premiums for the Project; sell food or beverages to a Tenant Party or other parties in the Premises (but the following are permitted: (x) serving meals to Tenant Parties (including business guests) as part of Tenant’s business and (y) sale of food and beverages through vending machines in employee lunch or rest areas within the Premises for use by Tenant’s employees and guests); use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant (and Tenant will not acquire any rights in or to such name); or permit any of the foregoing to be done by any Tenant Party. Tenant will keep the Premises neat and clean.
Section 5.03 Compliance with Laws. Throughout the Term, Landlord will (a) cause the Common Areas and Limited Common Areas to comply with Applicable Law in all material respects, (b) without limiting the foregoing, cause the restrooms that are part of the Limited Common Areas to comply with Disability Law, and (c) procure and maintain all licenses, certificates, and permits relating to the Project that Landlord is required by Applicable Law to procure and maintain; but Tenant’s rights for Landlord’s violation of the obligations in this sentence are limited to the following: If the Project does not comply with an Applicable Law or Landlord is not in compliance with its obligation to procure and maintain licenses, permits, or certificates relating to the Project, and if such noncompliance has a material adverse effect on the rights granted to Tenant under this Lease, then Landlord will correct the condition of the Project causing such noncompliance or obtain such licenses, certificates, and permits, as applicable. Tenant will cause the Premises to comply with and will use and maintain the Premises in compliance with Applicable Law. Tenant will correct all violations of Applicable Law relating to the Premises. Tenant will procure and maintain all licenses, certificates, and permits required by Applicable Law for Tenant’s occupancy and use of the Premises and the conduct of Tenant’s business, including a certificate of occupancy. Tenant will comply with all orders and requests of Governmental Authorities that impose a duty on Tenant or Landlord with respect to the condition, occupancy, or use of the Premises. Tenant will pay before delinquency all taxes and assessments levied against Tenant’s personal property and fixtures.
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Section 5.04 Hazardous and Toxic Materials. Landlord represents to Tenant that to Landlord’s knowledge, based upon environmental site assessments obtained by Landlord in connection with its acquisition of the Project and the current actual knowledge of Mauricio Garza (an owner of the Project) and Almira Tinkel (the property manager of the Project), the Project complies with Environmental Law in all material respects. Throughout the Term, Landlord will take remedial action necessary to cause the Project to comply in all material respects with Environmental Laws and, if the Project is in violation of any Environmental Law, Landlord will correct such violation, at Landlord’s sole cost; but in each case, only as and to the extent required by Governmental Authorities. Tenant will not cause or permit (a) the storage or use of hazardous or toxic materials, chemicals, waste, or substances (“Hazardous Materials”) in, on, or under the Premises or Project, (b) the incorporation of Hazardous Materials into the Premises, (c) the release, deposit, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, or disposing of Hazardous Materials in, on, or under the Premises or Project (a “Release”), or (d) any other event or activity that might subject Landlord or the Project to remedial obligations under Environmental Law, assuming disclosure to Governmental Authorities of all relevant facts, conditions, and circumstances pertaining to the Premises, the Project, and Tenant. Tenant may, however, use small quantities, properly labeled and contained, of cleaning and office supplies (even if classified as Hazardous Materials) in the ordinary course of Tenant’s business, if (x) Tenant uses, transports, stores, handles, and disposes of such supplies strictly in accordance with accepted industry standards and practices and Environmental Law and (y) Tenant provides Landlord with a copy of the current material safety data sheet for such supplies. If Tenant fails to comply with this Section 5.04 or if a Release occurs, then at Landlord’s option, Landlord will either correct such violation or instruct Tenant to correct such violation. If Landlord corrects such violation, Tenant will pay to Landlord all costs incurred by Landlord in correcting such violation. If Landlord directs Tenant to correct such violation, Tenant will not begin corrective action until Landlord has approved all plans, consultants, and cleanup standards; Tenant will provide Landlord on a timely basis copies of all documents, reports, and communications with Governmental Authorities and notice and an opportunity to attend all meetings with regulatory authorities; Tenant will cooperate with all Governmental Authorities seeking access to the Premises for purposes of sampling or inspection; Tenant will perform all work required by this Section 5.04 in strict compliance with Applicable Law and then prevalent industry practice and standards; and Tenant will promptly repair all damage to the Premises or Project caused by such work. Tenant’s obligations under this Section 5.04 will survive the termination of this Lease.
Section 5.05 Rules And Regulations. Tenant will comply and will cause all Tenant Parties to comply with all present and future rules and regulations that Landlord reasonably adopts for the safety, care, operation, and cleanliness of the Project. The present form of the rules and regulations is attached to this Lease as Exhibit C. Landlord will not be liable to Tenant for the failure of any other tenant or Person to comply with the Project rules and regulations. Landlord will enforce the rules and regulations against all tenants of the Project in a uniform and non-discriminatory manner.
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Section 5.06 Real Estate Tax Protest. Tenant waives its right to protest property taxes, including any rights that Section 41.413 of the Texas Property Tax Code may give to Tenant. Landlord anticipates that it will protest ad valorem property taxes for the Project annually, but reserves the rights to elect not to protest ad valorem taxes, withdraw a protest, and settle protests on terms acceptable to Landlord.
Section 5.07 Services Landlord will furnish the utilities and services described below (“Building Services”) to the Premises, subject to the covenants, terms, and conditions of this Lease, Applicable Law, Unavoidable Failure, and voluntary or mandatory guidelines and standards relating to energy conservation. Landlord may modify the following standards from time to time.
(a) Elevator Service. Landlord will provide non-exclusive elevator cab passenger service during Project Hours and make at least one elevator available at all other times, subject to temporary cessation for ordinary repair and maintenance and during emergencies and times when life safety systems override normal Building operating systems, and subject to security measures or other means of controlling access imposed by Landlord at times that are not Project Hours (referred to as “Non-Project Hours”). “Project Hours” means Business Days from 7:00 a.m. to 6:00 p.m. and Saturdays from 8:00 a.m. to 1:00 p.m. For so long as the Premises continues to consist of an entire floor of the Building, Landlord will program access cards distributed to Tenant to permit stopping on Tenant’s floor during Non-Project Hours, and program the Project elevators to otherwise bypass Tenant’s floor during Non-Project Hours (subject to override in case of emergencies).
(b) Electricity. Landlord will furnish 6.5 watts per rentable square foot of electric current to the Premises, for both lighting and other power requirements, and Tenant will not use electric current in excess of this amount (“Excess Consumption”). Landlord may install submeters to measure the use of electric current in the Premises. If the submeter readings indicate Excess Consumption, then Landlord may install one or more permanent submeters (“Submeters”). If Landlord elects to install Submeters, then Landlord will periodically read the Submeters, Tenant will reimburse Landlord for Submeter installation and monitoring costs, and Tenant will pay Metered Costs within ten days after receipt of an invoice from Landlord. “Metered Cost” means (1) the kilowatt hours of electricity that constitutes Excess Consumption during any period multiplied by (2) Landlord’s actual cost per kilowatt hour of electricity during such period. Each invoice will include the period of consumption, the beginning and ending readings for each Submeter, and a calculation of the Metered Cost. Furthermore, Excess Consumption by Tenant is a default under this Lease, and payment of Metered Costs for Excess Consumption will not constitute a cure of such default. Without limiting the foregoing, Tenant will use a maximum of 1.2 watts per rentable square foot of the Premises for lighting. Furthermore, Tenant will not install or use any single piece of equipment that consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than 120 volts single phase or electrical plugs, connections, or outlets that supply a voltage greater than 120 volts single phase without Landlord’s prior written consent in each instance.
Office Lease Agreement, Page 11

(c) Heat and Air Conditioning. Landlord will maintain the core heating, air conditioning, and ventilation system in and serving the Premises (other than the ductwork and other that equipment installed by Tenant as part of the Work) (the “HVAC Core System”) in good operating condition. Landlord will cause the HVAC Core System to provide heat and air at a flow rate and at temperatures sufficient to maintain an average temperature of between 70 and 75 degrees Fahrenheit (the “Acceptable Temperature Range”) in the Premises while external temperatures are between 18 and 102 degrees Fahrenheit, once the Work is complete, if the HVAC Distribution System Assumptions (defined in Exhibit F) and the following conditions are satisfied: the Premises is used for general office use, rather than a high-density use such as telemarketing; Tenant properly ventilates and cools computer/server rooms and similar areas that generate heat in excess of that generated by normal office use with supplemental air conditioning units or other industry standard methods; the Premises is constructed in accordance with the Plans and not thereafter materially modified in a manner that might materially adversely affect the heating, air conditioning, and ventilation of the Premises, such as changing to an open ceiling plan; the portions of the Work relating to air conditioning, heating, and ventilation, such as ductwork, are in good operating condition; and Tenant has caused the air and heating system inside of the Premises to be properly tested and balanced upon completion of the Work. Landlord’s responsibilities in this subsection, subject to satisfaction of the assumptions and requirements in this subsection, are referred to as the “HVAC Core System Requirements”. During weekday Project Hours, upon written or telephonic request by Tenant, Landlord will cause its property management company or building engineer to periodically adjust the temperatures in various parts of the Premises, but within the Acceptable Temperature Range, as is customary for office buildings similar to the Project. If the HVAC Distribution System (defined in Exhibit F), whether on account of design or construction, is insufficient to maintain the temperature of the Premises within the Acceptable Temperature Range, Landlord will Landlord will assist Tenant in enforcing its rights and warranties against Tenant’s engineers and contractors, but at no out-of-pocket cost to Landlord. Landlord will provide after hours heat and air conditioning, upon Tenant’s request and at Tenant’s cost, at rates determined by Landlord, but without markup. The rate for after hours service on the Effective Date is $40 hour. During the initial Term, this rate will not increase other than to reflect the actual increase in the cost of electricity payable by Landlord.
(d) Water. Landlord will furnish water to drinking fountains and lavatories in the Common Areas and in reasonable amounts through lines and pipes existing on the Effective Date to existing sinks and kitchen equipment in existing break rooms and kitchenettes in the Premises, if any. Landlord will maintain the lines and pipes within the Premises to serve such break rooms and kitchenettes, and Tenant will reimburse Landlord for the costs incurred by Landlord.
(e) Cleaning Services. Landlord will provide the cleaning services described on Exhibit J to the Premises, but only if the Premises is used only for general office use. Furthermore, cleaning services provided by Landlord will not include cleaning or dusting of any portion of the Premises above the location where a drop ceiling would be located, if Tenant elects to have the Premises contain exposed ceilings. The cleaning services will be similar to cleaning services provided in office buildings in the general vicinity of the Project and that are similar in size and quality to the Project.
Office Lease Agreement, Page 12

(f) Bulbs and Ballasts. Landlord will provide and change out Project standard bulbs and ballasts for the Premises. At Tenant’s request, Landlord will provide non-Project standard bulbs and ballasts at Tenant’s cost plus a 5% administrative fee.
Section 5.08 Keys and Locks. Landlord will furnish Tenant with keys or access cards, as applicable, for each lockset on code required doors entering the Premises from public lobby areas and for Non-Project Hours access to the Premises by elevator in an amount reasonably requested by Tenant (but in no event will Tenant be issued in excess of 5.5 keys or access cards for each 1,000 square feet of the Premises) for use by its then current employees maintaining offices in the Premises. Landlord will furnish additional keys or access cards upon payment to Landlord of a fee in the amount of $10.00 for each such additional key or access card. All keys or access cards furnished to Tenant hereunder will remain the property of Landlord.
Section 5.09 Additional Services. Landlord will not be required to provide additional utilities or services if Tenant is in an uncured event of monetary default under this Lease.
Section 5.10 Utilities. Landlord will not be responsible for the quality or quantity of utilities or the interruption of utility services caused by the applicable utility provider.
Section 5.11 Signage.
(a) Building Signage. Tenant may install signage (up to a maximum of 40 square feet) on the east side of the Building facing the North Dallas Parkway, positioned on the Building façade at one of the two Potential Sign Locations. “Potential Sign Locations” means the two locations indicated on the picture attached to Exhibit I, both of which are centered horizontally on the glass above the Building’s main entrance, the first of which is marked the “Option 1 Cambium Sign” and positioned between the third and fourth floors, and the second of which is marked “Option 2 Cambium Sign” and positioned above the top of the windows and below the light tan-colored fascia. Once Tenant’s signage is installed at one of the Potential Sign Locations, Tenant may not relocate its signage to the other Potential Sign Location (the “Unchosen Sign Location”). Landlord agrees that during the Term, Landlord will not install signage or permit any other tenant or to install signage in the Unchosen Sign Location.
(b) Monument Signage. Tenant may install a panel on the Building’s existing multitenant monument sign, which will be the same size as the existing panels and at a location designated by Landlord, and which will identify Tenant or its business. The signage described above in this Section is subject to the terms and conditions of Exhibit I and Landlord’s approval of the materials, color, and design of such signage.
(c) Other Signage. Landlord will provide Tenant with standard signage on the building directory. Tenant may install (at Tenant’s cost) appropriate graphics (e.g., Tenant’s company logo) in elevator lobbies on floors entirely leased by Tenant and on the entrance doors to the Premises, but only if Tenant has obtained Landlord’s approval of the size, materials, method of illumination, if any, and methods of installation or attachment. On floors not entirely leased by Tenant, Landlord will provide and install on or adjacent to entrances to the Premises Tenant’s name and numerals designating the appropriate suite numbers in Building standard graphics. Tenant will not install any other graphics visible from the exterior of the Premises without Landlord’s approval. Without Landlord’s consent, Tenant will not (a) install exterior lighting, decorations, paintings, awnings, canopies, or similar items, (b) erect or install any signs, window or door lettering, placards, awnings, decorations, banners, portable signs, or advertising media of any type that can be viewed from the exterior of the Premises, or (c) inscribe, paint, affix, or display signs, advertisements, or notices on or in the Project.
Office Lease Agreement, Page 13

Article VI. Maintenance and Repairs
Section 6.01 Landlord’s Obligations Landlord will operate the Project in a manner consistent with similar size and quality commercial office buildings in the market in which the Project is located, Dallas, Texas, including using reasonable efforts to enforce Landlord’s smoking and noise policies in effect from time to time. Landlord will repair and maintain in good working order and condition, subject to reasonable wear and tear, the Common Areas, Parking Areas, Limited Common Areas, foundation, roof, structural walls and supports, and Building Systems, subject to contrary terms herein relating to casualty and condemnation and damage caused by a Tenant Party. Tenant will notify Landlord that such repairs are needed. Landlord will commence performing such repairs such repairs promptly after receipt of notice from Tenant, but in any event not later than 10 days after receipt of such notice from Tenant, or as soon as practically possible in the case of an emergency (defined as a imminent threat of injury or death to persons or substantial damage to property). Landlord will diligently continue such repairs until completion, and will complete repairs within 30 days after notice from Tenant, subject to extensions of time based upon unavailability of materials, the nature of the repairs, and circumstances beyond the reasonable control of Landlord and its contractors. “Limited Common Areas” means all base Building restrooms (and Building Systems located therein), elevator lobby areas (excluding doors and related hardware and carpet and improvements made by Tenant), base Building fire stairwells, and base Building mechanical and utility rooms and closets, located in the Premises (i.e., areas and items that would be part of the Common Area if the Premises did not cover a full floor of the Building).
Section 6.02 Tenant’s Obligation Tenant will maintain, repair, replace, and keep the Premises and Premises Facilities in good and working condition, reasonable wear and tear excepted, at Tenant’s sole cost. “Premises Facilities” means (a) the floors, walls, doors, windows, and ceilings of the Premises, (b) fixtures, appliances, signage, and other property located in the Premises, and (c) signage, awnings, and other property associated with the Premises but located on parts of the Project other than the Premises. Tenant will repair or replace any damage to the Premises or Project caused by a Tenant Party, subject to contrary terms herein relating to casualty and condemnation. Tenant will perform its obligations in this Section 6.02 in a good and workmanlike manner and in accordance with the covenants, terms, and conditions applicable to Alterations performed by Tenant. If Tenant fails to satisfy its obligations under this Section 6.02 within ten days after demand by Landlord, or if this Section 6.02 obligates Tenant to make repairs or replacements to Project Facilities, Common Areas, or items described in Section 6.01, Landlord may satisfy such obligations at Tenant’s cost.
Office Lease Agreement, Page 14

Article VII. Installations and Alterations
Section 7.01 Construction of Initial Finish Out Work. The obligations of the parties in connection with the initial finish out of the Premises are set forth in Exhibit F (the “Construction Agreement”).
Section 7.02 Alterations to Premises.
(a) Consent Required. Following completion of the Work described on Exhibit F, Tenant will not alter, modify, add to, or improve the Premises or install fixtures, equipment, or machinery on or in the Premises (collectively, “Alterations”) without Landlord’s consent, which Landlord will not unreasonably withhold. It will not be unreasonable for Landlord to withhold its consent to a proposed Alteration that (i) might adversely affect the value of the Premises or Project, (ii) might adversely affect Project Facilities or structural elements or integrity of the Building or Project, (iii) are structural in nature, (iv) do not comply with Applicable Law, (v) affect the exterior appearance of the Building, or (vi) interfere with the business operations of the other tenants in the Building (other than temporary inconvenience arising out of the construction of the Alterations).
(b) Tenant Request. Tenant will include in a request for approval of an Alteration (i) the name of and proof of insurance for Tenant’s contractor and, if requested by Landlord, subcontractors, (ii) complete and final plans and specifications (including working drawings) (“Plans”) for the Alteration, and (iii) building permits and other necessary approvals from Governmental Authorities. Landlord’s approval of Tenant’s contractors or Plans will not constitute a representation by Landlord as to the abilities of the contractor or the adequacy of such Plans.
(c) Work. Tenant will cause all work to be performed in a diligent and workmanlike manner using new materials and in accordance with Applicable Law, Plans approved by Landlord, and this Lease (including the Construction Agreement). Landlord may periodically inspect the work. Upon completion of an Alteration, Tenant will deliver “as built” plans to Landlord. Landlord may elect to perform all or part of the work associated with any Alteration. If Landlord performs work associated with an Alteration, Tenant will reimburse Landlord for the costs that it incurs plus an additional five percent of such amount to cover Landlord’s overhead. If Tenant performs an Alteration (or any work associated with an Alteration), Tenant will pay Landlord one percent of the costs incurred by Tenant to cover Landlord’s review of plans and other overhead costs. Landlord will own all Alterations upon the termination of this Lease. Upon Landlord’s request, Tenant will remove Removable Alterations at the termination of this Lease, provided Landlord notifies Tenant of the requirement to remove such Removable Alteration at the time Landlord gives its consent to the installation of such Alteration. “Removable Alterations” means cabling, stairwells, raised floors, filing cabinets and systems, vaults, and other structures, installations, and equipment not typically located in a premises used for general office use. Installations initially made as part of the Work (defined on Exhibit F) do not constitute Removable Alterations.
Office Lease Agreement, Page 15

Section 7.03 Liens. Nothing in this Lease (a) constitutes Landlord’s request for or consent to a contractor, subcontractor, or any other person or entity performing labor or furnishing materials for any improvement, alteration, or repair to the Project or Premises or (b) gives Tenant any right, power, or authority to contract for or permit the rendering of services or the furnishing of materials that might give rise to a right to file a Prohibited Lien against Landlord’s interest in the Project or Premises. “Prohibited Lien” means a mechanic’s, materialman’s or other lien filed against the Project or Premises arising out of work performed, materials furnished, or obligations incurred at Tenant’s request or allegedly at Tenant’s request. If Tenant becomes aware of a Prohibited Lien, Tenant will (a) immediately notify Landlord and (b) within 15 days after the date that Landlord becomes aware of the Prohibited Lien, cause it to be released of record, either by payment to the claimant or by posting a bond in amount, form, and substance acceptable to Landlord. If Tenant does not timely cause a Prohibited Lien to be released of record, Landlord may do so by any means (including payment in full to the claimant), and Tenant will immediately reimburse Landlord for all amounts incurred by Landlord to obtain such release, including any amount that Landlord paid to the claimant. Tenant’s obligations under this Section will survive the termination of this Lease.
Section 7.04 Telecommunication Equipment. If Tenant requests that Landlord permit it to use a telecommunications or internet service provider whose equipment is not then servicing the Project, Landlord will permit such provider to install its lines and other equipment within the Project if and only if all of the following conditions are satisfied: (a) Landlord will incur no cost with respect to the provider’s provision of its services, including the costs of installation and materials, (b) before commencement of work in the Project by the provider, the provider will supply Landlord with such indemnities, insurance, financial statements, and other items as Landlord requests, (c) the provider agrees to abide by such rules and regulations, building codes, job site rules, and other requirements as are determined by Landlord to be necessary to protect the interests of the Project, the tenants in the Project, and Landlord, (d) Landlord determines that there is sufficient space in the Project for the placement of the provider’s equipment and materials, (e) the provider agrees to abide by Landlord requirements, if any, that provider use existing Project conduits and pipes or use contractors approved by Landlord, (f) the provider agrees to deliver to Landlord detailed “as built” plans within five Business Days after the installation of the provider’s equipment is complete, and (g) all of the foregoing matters are documented in Landlord’s form of license agreement between Landlord and the provider. Landlord will not charge any approval, usage, access, rental, or any other fee to Tenant or its telecommunications provider as a condition to Tenant’s or such provider’s installation or maintenance of the equipment contemplated in this section.
Section 7.05 Installation of Supplemental Systems. Tenant may install generators, chillers and air condensers, and other systems to provide both back-up and supplemental power, air conditioning, and heating for the Premises, including conduits and wiring to connect the Supplemental Equipment to the Premises (the “Supplemental Equipment”) at a location to be designated by Landlord (with respect to Supplement Equipment or parts of Supplemental Equipment that is located outside of the Premises), subject to the following requirements: (a) all requirements regarding approval, installation, insurance, and removal of Alterations will be applicable to the Supplemental Equipment, (b) Tenant will enclose and screen the Supplemental Equipment located outside of the Premises as required by Landlord, (c) Tenant may not use more than its pro-rata share of risers in the Buildings, (d) the Supplemental Equipment will include environmental hazard protection and pollution prevention equipment and a silencer muffler, if required by Landlord, and (e) any Supplemental Equipment (such as heating and cooling equipment) that uses Project-provided electricity will be separately metered at Tenant’s expense, and Tenant will pay the cost of such electricity to Landlord on the first day of each month following receipt of a statement from Landlord, as Additional Rent. Upon Landlord’s request, Tenant will relocate all or any part of the Supplemental Equipment located outside of the Premises to another part of the Project selected by Landlord. Such relocation will be at Landlord’s cost (unless relocation is required by Applicable Law or by any insurer or insurance policy, in which case the relocation will be at Tenant’s cost). Except as contemplated in Article VII (regarding Alterations), Landlord will not charge any approval, usage, access, rental, or any other fee to Tenant or its contractor as a condition to Tenant’s or such contractor’s installation or maintenance of Supplemental Equipment.
Office Lease Agreement, Page 16

Section 7.06 Satellite Dish. Tenant may install one satellite dish, not to exceed one meter in diameter, on the roof of the Building for Tenant’s own use (and not to provide services or access to any third party), and conduits and wiring to connect the satellite dish to the Premises (collectively, the “Dish”) at a location to be designated by Landlord, subject to the following requirements: (a) all requirements regarding approval, installation, insurance, and removal of Alterations will be applicable to the Dish and (b) Tenant will enclose and screen the Dish as required by Landlord. Upon Landlord’s request, Tenant will relocate the Dish to another part of the roof of the Building selected by Landlord. Such relocation will be at Landlord’s cost (unless relocation is required by Applicable Law or by any insurer or insurance policy, in which case the relocation will be at Tenant’s cost). Landlord will not charge a fee or additional rent to Tenant as a condition to Tenant’s or its contractor’s installation or maintenance of the Dish.
Article VIII. Casualty
Section 8.01 Right to Terminate Lease Tenant will immediately notify Landlord of any damage to the Premises or Project caused by fire or other casualty (a “Casualty”). Within 30 days after the date of a Casualty, Landlord will notify Tenant of the estimated date by which Landlord will be able to restore the Premises, together with any other damage to the Project that if not repaired, would materially adversely affect Tenant’s ability to conduct its business in the Premises. If Landlord estimates that it will not complete such repairs within 270 days after the date of the Casualty, then either party may terminate this Lease by notice to the other party within 15 days after the date that Landlord notifies Tenant of such determination. Furthermore, Landlord may terminate this Lease following a Casualty if (a) Landlord estimates that the damage to the Building or the Project more than 50% of its replacement cost, (b)the Casualty is uninsured, (c) a Security Interest Holder requires that insurance proceeds be used to pay down or retire debt owing under a Security Instrument, (d) Applicable Law prohibits Landlord from rebuilding the Premises, Building, or Project to substantially the same condition that existed before the Casualty, or (e) an Event of Default is continuing at the time of the Casualty. If this Lease is terminated pursuant to this Section, then upon the termination of this Lease, Landlord will abate Basic Rent and Additional Rent for the unexpired Term, effective from the date of the Casualty.
Section 8.02 Restoration. If none of the foregoing circumstances permit either party to terminate this Lease, or if neither party elects to terminate this Lease, then Landlord will restore the Premises (excluding Alterations (but including the Work, defined in Exhibit F, that constitutes permanent improvements to the Building), fixtures, or personal property in or on the Premises) to the condition that existed immediately before the Casualty in all material respects (but Landlord will not be required to spend for such work an amount in excess of the amount of insurance proceeds received by Landlord, over and above amounts to be paid to a Security Interest Holder). Tenant will promptly rebuild, repair, or replace Alterations (not including the Work that constitutes permanent improvements to the Building), fixtures, or personal property that were in or on the Premises immediately prior to the Casualty, without reimbursement from Landlord. Beginning on the date of the Casualty and continuing while the Premises is unfit for occupancy, Landlord will abate Basic Rent and Additional Rent as to the portion of the Premises in which Tenant is unable to conduct business. All property insurance carried by Landlord is for the sole benefit of Landlord and any Security Interest Holder.
Office Lease Agreement, Page 17

Article IX. Condemnation
Section 9.01 Termination of Lease. If a Taking occurs, Landlord may terminate this Lease, such termination to be effective on the Taking Date. “Taking” means (a) either more than 10% of the rentable area of the Project or Premises or any part of the Project that Landlord considers necessary to the economic feasibility of the Project is condemned or sold in lieu of condemnation or (b) Tenant is unable to use more than 25% of the rentable area of the Premises for 180 consecutive days or more due to a temporary condemnation. “Taking Date” means earliest to occur of the date title to all or any part of the Premises vests in the condemnor, the date of entry of an order for immediate possession in any judicial proceeding in eminent domain, and the date physical possession of the Premises is interfered with or taken.
Section 9.02 Tenant’s Rights. If more than 10% of the rentable area of the Premises is condemned or sold in lieu of condemnation, and as a result, Tenant’s use of or access to the Premises is materially and adversely affected, then Tenant may terminate this Lease by notice to Landlord before the Taking Date, such termination to be effecting on the Taking Date.
Section 9.03 Effect of Taking. If Landlord or Tenant elects to terminate this Lease as permitted in this Section, Tenant will pay Rent through the Taking Date. If neither party elects to terminate this Lease, and if the Taking includes part of the Premises, Landlord will (i) redetermine Basic Rent and Additional Rent on the basis of the remaining size of the Premises and (ii) restore and reconstruct the Project to an architectural whole to the extent reasonably feasible. Landlord will not be required to spend an amount in excess of any award for the taking received by Landlord, over and above amounts to be paid to a Security Interest Holder.
Section 9.04 Award. Landlord will own the entire award payable as a result of a Taking, and Tenant assigns to Landlord its rights and interests (now or hereafter arising) in any Taking award. Tenant may, however, make a claim against the condemning authority for moving costs, inconvenience, or business interruption related to a condemnation of the Premises, but any such claim will be asserted, if at all, in a proceeding independent of Landlord’s primary condemnation suit.
Section 9.05 Temporary Taking. If any taking or condemnation of all or part of the Premises occurs and continues for less than 180 days, this Lease will continue in full force and effect except that (i) Tenant will not be obligated to comply with any covenant, term, or condition of this Lease to the extent such compliance is rendered impossible by reason of the taking and (ii) Basic Rent, Additional Rent, and all other components of Rent (to the extent the same are based on the rentable area of the Premises) will be calculated based on the rentable area of the Premises not so taken, for the period of time that the Premises is so taken.
Office Lease Agreement, Page 18

Article X. Insurance, Waivers, and Indemnity
Section 10.01 Tenant’s Insurance. Tenant will maintain insurance required by and will comply with the covenants, terms, and conditions of Exhibit D.
Section 10.02 Landlord’s Insurance. Landlord will carry and maintain commercial general liability insurance covering the Common Areas and property insurance covering the Project (excluding footings and foundations and property required to be insured by Tenant or other tenants). Landlord may satisfy the requirements of this subsection by self-insurance or by blanket insurance covering additional items, locations, or assureds.
Section 10.03 Waiver Of Claims — Casualty. Each party waives each Claim or Loss that may arise in its favor against the other party or the other party’s employees, owners, officers, or agents arising out of damage to or destruction of the waiving party’s property, to the extent (but only to the extent) that the waiving party either (a) is compensated by insurance or (b) would be covered by insurance had such party satisfied the insurance requirements in this Lease. The waivers in this Section will apply even if the released party is negligent or would otherwise be strictly liable under Applicable Law. Each party will provide a copy of this provision to its insurance company and request that its insurance company endorse its property insurance policy to waive subrogation to the extent that such waiver is not part of the base policy.
Section 10.04 Waiver of Claims — Other Matters. Neither Landlord nor any Landlord Party will not be liable to Tenant for, and Tenant releases Landlord and each Landlord Party from, every Claim or Loss caused by or arising out of (a) any Tenant Party’s use or occupancy of the Premises, (b) fire, explosion, gas, electricity, water, rain, snow, dampness, or leaks, (c) damage to the roof, roof system, or Project Facilities, (d) the acts or omissions of other tenants or other Persons in the Premises or Project, (e) the construction of any private, public, or quasipublic work, (f) Landlord’s failure to maintain temperature or electrical constancy levels, (g) Landlord’s failure to furnish any services to be provided by Landlord under this Lease if such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disturbance, labor disputes, Applicable Law, moratorium or other action of any Governmental Authority, inability to obtain utilities, or any cause that is reasonably beyond Landlord’s control, or (h) burglary, theft, vandalism, or other criminal activity. However, the foregoing waiver of claims will not limit Landlord’s obligations that are expressly set forth in this Lease or Tenant’s rights and remedies that are expressly set forth in Section 13.08. All covenants of Tenant in this Lease are independent covenants, not conditioned upon Landlord’s satisfaction of its obligations under this Lease. Tenant waives all statutory liens that it may have against Rent or against Landlord’s property in Tenant’s possession. The waivers in this Section will apply even if the released party is negligent or would otherwise be strictly liable under Applicable Law, but not to the extent that a released party is grossly negligent or to the extent of a released party’s intentional misconduct.
Office Lease Agreement, Page 19

Section 10.05 Indemnity. Tenant will Indemnify Landlord and each Landlord Party against each Claim or Loss asserted against, incurred by, or suffered by a Landlord Party by reason of or arising out of any bodily injury, death, or property damage that occurs in or results from an occurrence in the Premises. Landlord will Indemnify Tenant and its owners, officers, directors, managers, members, partners, and employees, agents, and independent contractors (including Tenant, each a “Tenant Indemnified Party”), against each Claim or Loss asserted against, incurred by, or suffered by a Tenant Indemnified Party by reason of or arising out of any bodily injury, death, or property damage that occurs in or results from an occurrence in the Common Areas. The indemnities in this Section 10.05 will apply even if the indemnified Person is negligent or would otherwise be strictly liable under Applicable Law, but not in the case of the Indemnified Party’s gross negligence or willful misconduct. The indemnities set forth in this Section 10.05 are subject to the waiver of claims set forth in Section 10.03. Upon notice from an indemnified party (an “Indemnitee”), the indemnifying party (the “Indemnitor”) will assume on behalf of the Indemnitee and will conduct with due diligence and in good faith, with counsel reasonably approved by the Indemnitee, the defense of and the response to a claim, proceeding, or investigation included in or concerning a Claim or Loss for which the Indemnitor is responsible pursuant to this Section 10.05. The obligations of the parties under this Section 10.05 (x) will apply even if a Claim or Loss arises or accrues due to a condition of the Premises or Project or other circumstance that existed before the Effective Date, (y) will not be limited by damages paid under workers’ compensation or similar employee benefit acts or any prohibition against the right of contribution from joint tortfeasors under comparative negligence statutes, and (z) will survive the termination of this Lease.
Article XI. Assignment and Subletting
Section 11.01 Restrictions on Transfer. Without Landlord’s consent, which Landlord will not unreasonably withhold, condition, or delay, Tenant will not cause or permit a Transfer, whether voluntarily or by operation of law. “Transfer” means (a) the assignment of this Lease or any interest in this Lease, (b) the sublease of all or any part of the Premises, (c) the granting of a license, concession, or other right of occupancy, possession, or use of all or any part of the Premises, (d) the execution a takeover or similar agreement whereby Tenant’s obligations under this Lease are assumed by another Person, (e) a mortgage, pledge, or other encumbrance of Tenant’s interests in this Lease, or (f) the dissolution or reorganization of Tenant or a Person that directly or indirectly Controls Tenant. “Transferee” means any Person that would be the assignee, sublessee, licensee, or recipient of rights pursuant to a Transfer. It will not be unreasonable for Landlord to withhold its consent to a Transfer for one or more of the following reasons: (1) Tenant is in default under this Lease, (2) the proposed Transferee is a Governmental Authority, medical office, or telemarketing business, (3) the proposed Transferee is an occupant of the Project, is negotiating with Landlord to become a tenant of the Project, or has negotiated with Landlord during the 12 month period immediately preceding the delivery of any Required Information to become a tenant of the Project, (4) the business to be conducted within the Premises by the proposed Transferee might increase the burden on parking, elevators, or other services, (5) all Required Information is not delivered to Landlord or, if delivered, is not in form or substance satisfactory to Landlord, (6) in Landlord judgment, the proposed Transferee is not of the character or quality of a tenant to whom Landlord would generally lease space of the Project, (7) the proposed Transferee does not have shareholders’ equity or tangible net worth (in each case determined in accordance with GAAP and as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord) equal to or greater than that of Tenant on the Effective Date, or (8) in Landlord judgment, the proposed Transferee’s business would negatively affect the Project’s reputation or tenant mix or is not suitable for the Project considering the business of the other tenants or potential tenants.
Office Lease Agreement, Page 20

Section 11.02 Certain Permitted Transfers. Without the consent of Landlord, but following 30 days’ prior written notice to Landlord (or prompt written notice after the transaction, if Applicable Law or the confidential nature of the transaction proscribes Tenant from disclosing the Transfer before it occurs), Tenant may assign this Lease to, sublet all or part of the Premises to, or permit occupancy of any part of the Premises by an Affiliate of Tenant or a successor entity of Tenant, whether by merger or consolidation.
Section 11.03 Transfer Requests. Tenant may request that Landlord consent to a Transfer. As part of any such request, Tenant will submit to Landlord the following (the “Required Information”): (a) the proposed Transferee’s name, entity type, and state of organization, (b) the nature of the proposed Transferee’s business, (c) current audited financial statements (including a balance sheet and income statement) of the proposed Transferee, prepared by a certified public accountant acceptable to Landlord in accordance with GAAP, and certified as accurate and complete by an officer, partner, or owner of the proposed Transferee, (d) a copy of all existing or proposed documentation pertaining to the proposed Transfer, including a copy of the proposed Transfer agreement (e.g., the form of sublease or assignment), (e) the proposed effective date of the Transfer, which may not be less than 30 days nor more than 180 days after the date that Tenant delivers the Required Information to Landlord, (f) the terms of the proposed Transfer and the consideration therefor, including a calculation of the Transfer Premium (defined below), (g) an Estoppel Certificate (defined below), (g) if less than all of the Premises will be affected by the Transfer, a drawing showing the portion of the Premises that would be affected by the Transfer, and (h) such other information as Landlord may request. Within 15 days after Landlord’s receipt of all Required Information, Landlord will deliver notice to Tenant (a “Landlord Response”) in which Landlord does one of the following: (i) consents to the proposed Transfer or (ii) disapproves the proposed Transfer. If Landlord does not timely deliver a Landlord Response to Tenant, then Landlord will be deemed to have disapproved the proposed Transfer. If Landlord consents to the proposed Transfer, Tenant may consummate such Transfer within six months after the date of Landlord’s approval on substantially the same terms and using the same documentation as provided to Landlord as part of the Required Information. If Tenant does not timely consummate the Transfer or if, before the consummation of the Transfer, there are material changes to the terms of the Transfer or the Required Information, then Landlord will be deemed to have disapproved the proposed Transfer, and Tenant may re-make the Transfer request.
Section 11.04 Landlord’s Rights Regarding Subtenant. By accepting a sublease of or taking actual or constructive possession of all or part of the Premises, a subtenant will be deemed to have assumed all obligations of Tenant under this Lease (but only with respect to the portion of the Premises subleased). Such assumption will be effective on the earlier of the date of the sublease and the date on which the subtenant obtains possession of the Premises. Following and during the continuance of an Event of Default, Landlord may collect Rent directly from any subtenant, and Tenant authorizes and directs each subtenant to pay Rent directly to Landlord upon receipt of notice from Landlord. Direct collection of Rent by Landlord will not be construed as a novation of this Lease or a release of Tenant. To the extent the rent or other payments derived from any subtenant exceed Basic Rent and Additional Rent, Tenant will pay 50% of the excess to Landlord in consideration for Landlord’s consent to the Transfer after Tenant first deducts its reasonable subletting expenses (and provides an accounting to Landlord of such expenses in reasonable detail).
Office Lease Agreement, Page 21

Section 11.05 Additional Terms. Any Transfer made in violation of this Lease without Landlord’s prior consent will be null, void, and of no effect and will constitute a default by Tenant under this Lease. By consenting to one or more Transfers, Landlord will not be deemed to have waived its rights as to any subsequent proposed Transfer. Tenant will deliver to Landlord a copy of each assignment, sublease, or other document evidencing a Transfer within ten days after its execution. No Transfer will release Tenant from its obligations and liabilities under this Lease. Within ten days of receipt of an invoice from Landlord, Tenant will pay to Landlord (a) an administrative fee of $1,000 as consideration for Landlord’s consideration of a Transfer request and (b) all Attorneys’ Fees and costs incurred by Landlord in connection with any proposed Transfer request, such payment to be due even if Landlord does not consent to the proposed Transfer.
Section 11.06 Transfers by Landlord. Landlord may sell, convey, assign, transfer, mortgage, pledge, or encumber all or any part of the Project. Landlord will be relieved if its obligations under this Lease upon a sale, conveyance, assignment, or transfer of the Project, if the Person acquiring the Project expressly assumes Landlord’s obligations under this Lease.
Article XII. Landlord Financing
Section 12.01 Subordination. Landlord, Crown Sterling Properties, LLC, and Tenant have executed and delivered to one another a Subordination, Nondisturbance, and Attornment Agreement dated as of the Effective Date. This Lease and its covenants, terms, and conditions will be subject and subordinate to each future Security Instrument and its covenants, terms, and conditions so long as Landlord obtains and delivers to Tenant an agreement from the holder of such future Security Instrument nondisturbance agreement from the existing and future Security Instrument Holder (each a “Security Instrument Holder”) an agreement wherein such Security Instrument Holder agrees not to disturb Tenant’s possession of the Premises (subject to the terms, conditions and provisions of this Lease) so long as Tenant is not in default or breach of this Lease beyond applicable notice and cure periods. “Security Instrument” means a mortgage, deed of trust, or other instrument creating a lien over all or part of Landlord’s interest in the Project, as modified, amended, or extended, presently existing or hereafter executed. In connection with any future Security Instrument, Tenant will, within ten days after a request by Landlord, execute and deliver to Landlord and any future Security Instrument Holder a commercially reasonable subordination, non-disturbance, and attornment agreement, in form and substance reasonably acceptable to Tenant. A holder of a Security Instrument may subordinate its Security Instrument to this Lease.
Section 12.02 Estoppel. Within ten days after a request by either party, the other party will execute and deliver to the requesting party an estoppel certificate (an “Estoppel Certificate”) addressed to the requesting party and such other parties as the requesting party designates in connection with financing by the requested party (or a potential sale of the Project, if Landlord is the requesting party), in which the party executing the Estoppel Certificate represents and warrants to such parties (a) the identity of Landlord, Tenant, and this Lease, (b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), (c) the Rent Commencement Date, the Term, the amount of Basic Rent, Additional Rent, and other sums due by Tenant under this Lease, and the amount of any advance payments of Rent or deposits in the possession of Landlord, (d) that to the knowledge of the party executing the Estoppel Certificate, neither party is in default of any of its obligations under this Lease (or if any party is in default, specifying such default), and (e) such other factual information or confirmations related to this Lease as may be requested by the requesting party.
Office Lease Agreement, Page 22

Article XIII. Defaults and Remedies
Section 13.01 Defaults By Tenant. Each of the following will be an event of default by Tenant under this Lease (an “Event of Default”):
(a) Monetary Defaults. (i) Tenant fails to pay any amount of Basic Rent or Additional Rent within seven days after receipt of notice from Landlord that such Basic Rent or Additional Rent is delinquent (a “Rent Delinquency Notice”), (ii) if Landlord has sent two Rent Delinquency Notices to Tenant in any consecutive 12-month period, Tenant fails to pay any amount of Basic Rent or Additional Rent when due, if such payment is due within the same consecutive 12-month period (i.e., Tenant is not entitled to notice or a cure period upon the third failure to timely pay Basic Rent or Additional Rent within a consecutive 12-month period), or (iii) Tenant fails to pay any amount of Rent other than Basic Rent or Additional Rent within seven days after receipt of a Rent Delinquency Notice.
(b) Non-Monetary Defaults. Except for a failure covered by another subsection of this Section 13.01, (i) Tenant fails to perform any of its obligations under this Lease, (ii) Landlord delivers notice to Tenant describing such failure (in this subsection, the date of such notice being the “First Notice Date”), (iii) such failure continues for 20 days after the First Notice Date, (iv) on or after the date that is 20 days after the First Notice Date, Landlord delivers another notice to Tenant describing such failure (in this subsection, the date of such notice being the “Second Notice Date”), and (v) Tenant does not cure such failure on or before the date that is ten days after the Second Notice Date (the “Final Cure Date”); but if a non- monetary default can be cured, but by its nature cannot be cured on or before the Final Cure Date, and if Tenant has commenced curing such default before the Final Cure Date, then the Final Cure Date will be extended for an additional 30 days, so long as Tenant diligently and continuously pursues such cure to completion.
(c) Continual Failure to Perform. Tenant fails to perform any obligations under this Lease, and Landlord has notified Tenant two or more times in the preceding 12 month period that Tenant has not performed the same obligation.
(d) Certain Enumerated Defaults. Tenant fails to perform any of its obligations under Exhibit D and such failure continues for two Business Days after Landlord delivers notice to Tenant describing such failure or a Transfer occurs in violation of Article XI.
(e) Insolvency; Bankruptcy; Receivership. (i) Tenant becomes insolvent, admits its inability to pay its debts when due, makes a transfer in fraud of its creditors, or makes a general assignment or arrangement for the benefit of its creditors, (ii) all or substantially all of Tenant’s assets or Tenant’s interest in this Lease are levied on by execution or other legal process, (ii) Tenant files a petition under the Federal Bankruptcy Code or under a similar Applicable Law or is adjudged bankrupt or insolvent in proceedings filed against Tenant, or (iii) a receiver or trustee is appointed for the Premises or for all or substantially all of the assets of Tenant and is not dismissed within 60 days after appointment.
Office Lease Agreement, Page 23

(f) Desertion, Vacation, or Abandonment. Tenant fails to occupy substantially all of the Premises on or before the Rent Commencement Date or deserts, vacates, or abandons the Premises.
(g) Dissolution, Liquidation, or Loss of Right to do Business. If Tenant is an entity, Tenant dissolves, liquidates, or fails to maintain its right to do business in the state in which the Project is located.
Section 13.02 Remedies of Landlord. If an Event of Default occurs, Landlord may pursue one or more of the following remedies, without delivering notice to Tenant except as expressly required below, and with or without judicial process:
(a) Terminate Possession. Landlord may terminate Tenant’s right to possess the Premises by delivering a termination of possession notice to Tenant (“Termination of Possession”), without terminating this Lease. Furthermore, as part of the notice of Termination of Possession or by separate notice at any time after Termination of Possession, Landlord may accelerate Rent owing under this Lease for the remainder of the Term. Following Termination of Possession, (i) Tenant will have no further right to possess the Premises (even if Tenant cures all Events of Default) and (ii) Landlord may relet the Premises in Tenant’s name on terms acceptable to Landlord in its sole discretion (and Tenant appoints Landlord as its agent for this purpose). Upon a reletting, (x) Landlord will not be liable to Tenant for its failure to collect rent and (y) all rent and other benefits from a reletting will belong to Landlord.
(b) Terminate Lease. Landlord may terminate this Lease by delivering a Lease termination notice to Tenant (a “Termination of Lease”). Landlord may also terminate this Lease at any time after a Termination of Possession.
(c) Re-enter and Repossess Premises Landlord may re-enter and repossess all or any part of the Premises, by picking or changing locks if necessary or convenient, locking Tenant out, and removing Tenant and any other Person from the Premises. Re-entry or repossession of the Premises by Landlord will not be construed as an election by Landlord to terminate this Lease.
(d) Perform Tenant’s Obligations. Landlord may perform one or more of Tenant’s obligations under this Lease.
Section 13.03 Recovery by Landlord. If an Event of Default occurs:
(a) After an Event of Default. Tenant will pay to Landlord (i) accrued and unpaid Rent to the date of demand, plus interest at the Default Rate from the date due until the date received by Landlord, (ii) unamortized tenant finish amounts and commissions paid by Landlord in connection with this Lease, amortized in level payments over the initial Term, and (iii) all other costs incurred by Landlord in connection with or arising out of an Event of Default or Landlord’s exercise of its remedies under this Lease, plus interest on each such amount at the Default Rate from the date incurred by Landlord until the date received by Landlord.
Office Lease Agreement, Page 24

(b) Following Termination of Possession, But Before Acceleration of Rent. Furthermore, following Termination of Possession, Tenant will pay Rent to Landlord monthly as it accrues, through the date that Landlord accelerates Rent (the “Rent Acceleration Date”). If Landlord relets the Premises, Tenant will receive a credit each month in the amount of the rent that the new tenant pays to Landlord, to be applied first to amounts owing under subsection (a) until Landlord has recovered all amounts owed under subsection (a), then to Rent accruing under this Lease.
(c) Following Termination of Possession and Acceleration of Rent. Furthermore, if Landlord accelerates Rent, Tenant will pay to Landlord the present value, discounted at the Discount Rate, of the difference between (i) the aggregate Basic Rent and Additional Rent for the period beginning on the Rent Acceleration Date and ending on the last day of the Term and (ii) the Fair Market Value Amount.
(d) Following Termination of Lease. Furthermore, following a Termination of Lease (the date of such termination is called the “Lease Termination Date”), Tenant will pay to Landlord the present value, discounted at the Discount Rate, of the difference between (i) an amount equal to the aggregate Basic Rent and Additional Rent that would have accrued under this Lease for the period beginning on the Rent Acceleration Date and ending on the last day of the Term but for the Termination of Lease and (ii) the Fair Market Value Amount.
(e) Definitions. “Discount Rate” means seven percent per annum. “Fair Market Value Amount” means the basic rent and additional rent that, in Landlord’s estimation, with reasonable efforts could be collected by Landlord by reletting the Premises for the period beginning on the Rent Acceleration Date or Lease Termination Date, as applicable, through the balance of the Term (but if at the time of calculation, Landlord has relet the Premises, then Landlord will use in its calculations the actual basic rent and additional rent that it is entitled to receive rather than estimated amounts).
Section 13.04 Survival of Obligations. If Landlord repossesses, relets the, or re-enters all or any part of the Premises, Tenant’s obligations under this Lease will survive and Tenant will continue to pay Rent.
Section 13.05 Cumulative Remedies. If an Event of Default occurs, Landlord may pursue all remedies available to it under Applicable Law or in equity, including injunctive relief against Tenant or a decree compelling performance of this Lease by Tenant (each an “available remedy”). No available remedy is exclusive of any other available remedy. Each available remedy will be cumulative and in addition to any other available remedy.
Section 13.06 Waiver of Landlord’s Lien. Landlord waives all statutory and constitutional landlord’s liens in all furniture, equipment, and other personal property now or hereafter located in the Property.
Section 13.07 Security Deposit. Tenant has deposited the Security Deposit Amount with Landlord as a security deposit for Tenant’s obligations under this Lease (the “Security Deposit”). Landlord will return the Security Deposit to Tenant, without interest, within 60 days after the date that this Lease terminates and Tenant surrenders possession of the Premises to Landlord if Tenant has performed all of its obligations under this Lease and no Event of Default has occurred and is then continuing. Landlord may commingle the Security Deposit with its general funds. Landlord may use the Security Deposit at any time to recover Rent then owing and overdue or to satisfy other obligations of Tenant. If Landlord uses all or part of the Security Deposit, then upon demand by Landlord, Tenant will deposit with Landlord a sum sufficient to restore the Security Deposit to the Security Deposit Amount. If Landlord does not receive evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit, Landlord may return the Security Deposit to the original tenant under this Lease.
Office Lease Agreement, Page 25

Section 13.08 Failure to Pay. All Rent and other amounts not paid when due will bear interest at the Default Rate from the date due until the date paid.
Section 13.09 Default By Landlord.
(a) Tenant’s Abatement Rights. If (i) for any reason other than an Unavoidable Failure, a Service Failure occurs, (ii) the Service Failure continues for more than five consecutive days after Tenant gives notice to Landlord specifying the Service Failure (a “Service Failure Notice”), and (iii) as a result of the Service Failure, it becomes reasonably impracticable for Tenant to operate its business in the Premises and Tenant in fact does not use or occupy the Premises, then Tenant will be entitled to an abatement of Basic Rent, retroactive to date that Landlord received the Service Failure Notice and continuing until the Service Failure ceases or is cured. “Unavoidable Failure” means fire, flood, lightning, earthquake, hurricane, other Casualty or act of God, Taking, war, terrorism, strikes or other labor disputes, riots or similar disturbance, other events reasonably beyond the control of Landlord, curtailment in service imposed by any Governmental Authority, failure of a public utility to furnish necessary services, or the acts or negligence of a Tenant Party. “Service Failure” means:
(1) Landlord fails to provide elevator cab passenger service as required by (and subject to) Section 5.07(a),
(2) Landlord fails to provide electricity to the Premises as required by (and subject to) Section 5.07(b),
(3) Landlord fails to satisfy the HVAC Core System Requirements, which the parties agree is sufficient to permit the average temperature in the Premises to be maintained of between 70 and 75 degrees Fahrenheit, based upon and subject to the assumptions and qualifications made by Tenant and its contractors and engineers in the Construction Plans,
(4) Landlord fails to provide water to drinking fountains and lavatories in the Premises as required by (and subject to) Section 5.07(d),
(5) Landlord fails to provide cleaning services to the Premises as required by (and subject to) Section 5.07(e), or
(6) Landlord fails to maintain the roof of the Building in a good and watertight condition, and as a result, water leaks into the Premises, and Landlord does not promptly (but in any event within five days after receipt of notice from Tenant) commence repairs to the roof and diligently continue such repairs to completion.
Office Lease Agreement, Page 26

(b) Tenant’s Cure and Setoff Rights. If a Maintenance Failure occurs, Tenant may notify Landlord of such failure, which notice will specify the needed repairs or maintenance and the date that Tenant first notified Landlord of the need for such repairs or maintenance, and will state that Tenant intends to perform such maintenance or repairs if Landlord continues to fail to do so (a “Maintenance Failure Notice”). If (i) Landlord does not commence to cure the Maintenance Failure within ten days after receipt of a Maintenance Failure Notice by Landlord, and diligently continue the necessary repairs to completion, (ii) the necessary maintenance or repairs are to, and will only affect, the interior of the Premises, (iii) the necessary maintenance or repairs will not affect the structural integrity or exterior appearance of the Building or any Building System (but may affect parts of Building Systems located entirely within the Premises and not connected to or tied in with parts of such Building System used by other tenants in or premises of the Building), (iv) the cost of the necessary maintenance and repairs (including both labor and materials) will not exceed $3,500 (or in the case of repairs to the roof, will not exceed $5,000), and (v) all contractors performing work in the Premises satisfy Landlord’s then-current insurance requirements applicable to contractors generally who perform work in the Building, then Tenant may perform the necessary maintenance and repairs. If Tenant is permitted by this subsection and elects to perform any such maintenance or repairs, then within 60 days after receipt of an invoice from Tenant (including copies of paid bills) Landlord will reimburse Tenant for the actual out-of-pocket costs paid by Tenant for such repairs or maintenance. If Landlord fails to reimburse Tenant within such time period, Tenant may deduct such costs from Basic Rent. But if Landlord disputes the necessity for such maintenance and repairs made by Tenant or the reasonableness of the amount incurred by Tenant in performing such maintenance and repairs, Tenant will not be entitled to offset the amount of the maintenance and repairs unless and until Tenant receives an unappealable order from a court of competent jurisdiction authorizing such offset. “Maintenance Failure” means:
(1) Landlord fails to satisfy its repair and maintenance obligations set forth in Section 6.01 following receipt of notice from Tenant, within the time provided in such section, or
(2) Landlord fails to provide and change out Project standard bulbs and ballasts in the Premises within 30 days after receipt of a request from Tenant.
Article XIV. End of Term Obligations
Section 14.01 Holding Over. On the day that this Lease terminates Tenant will surrender the Premises to Landlord in a condition that is at least as good as the condition of the Premises on the Rent Commencement Date, ordinary wear and tear excepted, and deliver all keys to the Premises to Landlord. After this Lease terminates, Landlord may enter and repossess the Premises by picking or changing locks, locking Tenant out, and removing Tenant and any other Person from the Premises, with or without judicial process. If Tenant continues to occupy the Premises after this Lease terminates, Tenant will be a tenancy at sufferance, but Tenant will pay a monthly rent equal to the Holdover Percentage of the Basic Rent and Additional Rent payable during the last full calendar month before this Lease terminated, and all covenants, terms, and conditions in this Lease will continue to apply to Tenant. “Holdover Percentage” means 125% for the first 90 days of the holdover period and 150% thereafter. Neither Tenant’s holding over (whether with or without Landlord’s consent) nor Landlord’s acceptance of payments after this Lease terminates will reinstate or extend the Term.
Office Lease Agreement, Page 27

Section 14.02 Removal of Property. When this Lease terminates, Tenant will remove from the Premises (a) its trade fixtures, personal property, and signage, subject to Landlord’s rights under this Lease if an Event of Default is then continuing and (b) if required by Landlord, any Alterations that were either made without Landlord’s consent or made with Landlord’s consent, but subject to Landlord’s right to require removal. Tenant will repair any damage to the Premises or Project caused by such removal. If Tenant has not removed any property that it is required by this Section 14.02 to remove on or before the last day of the Term (or within ten days after this Lease terminates, if this Lease terminates before the last day of the Term), then Tenant will be deemed to have abandoned such property, Landlord may remove and keep such property, and Tenant will pay the cost of such removal and the cost to repair damage to the Premises or Project caused by such removal upon demand by Landlord.
Article XV. Other Lease Provisions
Section 15.01 Rights Reserved by Landlord. Landlord or a Landlord Party acting for or at the direction of Landlord may, without notice to Tenant except as otherwise expressly provided: (a) after at least one day’s written or oral notice to Tenant, enter the Premises to inspect the Premises, show the Premises to prospective lenders, purchasers, or tenants, and fulfill its obligations and exercise its rights under this Lease, (b) enter the Premises in an emergency, using any means that Landlord deems necessary or convenient, (c) during the last 180 days of the Term, place and maintain “For Rent” or “For Lease” signs on and outside of the Premises, (d)change the name of the Project, (e) grant the exclusive right to conduct any business or render any service in or to the Project to any Person, (f) improve, alter, renovate, construct, repair, decorate, or enclose any part of the Project or Project Facilities (doors, entrances, passageways, corridors, elevators, stairs, restrooms, driveways, Parking Areas, landscaped areas, and structural and load bearing elements, including any of the foregoing within the Premises) and construct scaffolding and other structures in connection with such work, provided that Landlord will use reasonable efforts to exercise such rights in a manner that minimizes interference with Tenant’s use of the Premises, (g) install cabling, pipes, and conduits on, under, within, and outside of the Premises, provided that Landlord will use reasonable efforts to exercise such rights in a manner that minimizes interference with Tenant’s use of the Premises, (h) change which areas and facilities are Common Areas, change the location and method of ingress and egress to the Common Areas, and restrict or disallow any Person’s use of all or any part of the Common Areas, (i) temporarily close Common Areas, and (j) temporarily suspend Project services and facilities. Landlord reserves the rights described in this Section 15.01 from the leasehold estate conveyed to Tenant. Landlord’s exercise of its rights described in this Section 15.01 will not constitute the constructive eviction of Tenant or a breach of any implied warranty and will not entitle Tenant to an abatement of Rent. Tenant waives every Claim or Loss against Landlord and each Landlord Party arising out of Landlord’s exercise of the rights described in this Section 15.01.
Office Lease Agreement, Page 28

Section 15.02 Representations, Warranties, and Covenants of Tenant. Tenant represents to Landlord that (a) no bankruptcy or insolvency proceedings are pending or contemplated by or against Tenant, (b) there are no judicial or administrative actions, suits, or proceedings pending or threatened against or affecting Tenant that if adversely determined, would have a material adverse effect on Tenant’s ability to perform its obligations set forth in this Lease, (c) all information furnished by Tenant to Landlord is true and correct, (d) the execution and delivery of this Lease by Tenant does not contravene, result in a breach of, or constitute a default under any agreement to which Tenant is a party or by which Tenant is bound, (e) Tenant has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than the Broker and the Cooperating Broker and it knows of no other real estate brokers or agents who might be entitled to any commission in connection with this Lease, and (f) Tenant is not acting, directly or indirectly, for or on behalf of any Person or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person, nation, or transaction pursuant to any Applicable Law that is enforced or administered by the Office of Foreign Assets Control, and Tenant is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such Person or nation. Tenant agrees that (w) a diminution or shutting off of light, air, or view by any structure that is hereafter erected on the Project or lands adjacent to the Project will not affect this Lease or impose any liability on Landlord (even if Landlord is the adjacent land owner), (x)the rentable areas of the Project and the Premises on the Effective Date are conclusively deemed to be the numbers of square feet set forth in definitions of such terms, (y) all covenants, terms, and conditions of this Lease for determining charges and amounts of Rent are commercially reasonable, and each such charge or amount constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code, and (z) no agreement to accept surrender of the Premises will be valid unless executed by Landlord, as no employee or agent of Landlord has any power to accept a surrender before the termination of this Lease. Tenant waives its right to claim a lien under §91.004(b) of the Texas Property Code. Once per year within 30 days after request by Landlord, Tenant will deliver to Landlord current audited financial statements (including a balance sheet and income statement) of Tenant (or if Tenant’s financial information is consolidated with the financial information of its parent, of Tenant’s parent, prepared by a certified public accountant acceptable to Landlord in accordance with GAAP, and certified as accurate and complete by an officer, partner, or owner of Tenant (or Tenant’s parent, as applicable) (but this requirement will not apply to the original Tenant for so long as such original Tenant’s parent company is a publicly traded company listed on NASDAQ or a similar exchange and Tenant’s financial statements or those of its parent are available on Tenant’s website).
Section 15.03 Commissions. Landlord will pay commissions for negotiating this Lease to the Broker and the Cooperating Broker in accordance with separate written agreements.
Section 15.04 Memorandum of Lease. Tenant will not record this Lease or a memorandum of this Lease. Landlord, however, may record a short form or memorandum of this Lease. Upon Landlord’s request, Tenant will execute Landlord’s form of short form or memorandum of this Lease. If required by Applicable Law in the opinion of Tenant’s corporate or regulatory counsel, Tenant may file this lease publicly as a material agreement under the applicable regulations promulgated by the Securities and Exchange Commission and any other Applicable Law.
[Signatures on following pages.]
Office Lease Agreement, Page 29

[Signature pages to Office Lease Agreement dated july 9, 2010
Landlord:
Briargrove Place, L.L.C., a Texas limited liability company

By: MorningStar Investments, L.L.C., a Texas limited liability company, its Manager

By:

Name:
Title:

Signature Pages to Office Lease Agreement

[Signature pages to Office Lease Agreement dated july 9, 2010

Tenant:

Cambium Learning, Inc., a Delaware corporation

By:

Name:
Title:

Signature Pages to Office Lease Agreement

Annex I
Annex I to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning , Inc., a Delaware corporation, as Tenant
Common Provisions
The following terms apply to and govern the construction of the Operative Documents, except to the extent that an Operative Document expressly provides to the contrary.
1. Rules of Construction. In this Lease and each other Operative Document, (a) a capitalized term that is not defined in an Operative Document or in this Annex, but is defined in another Operative Document, will have the meaning ascribed to it in the other Operative Document, (b) headings of articles, sections, paragraphs, and other subdivisions of an Operative Document (each a “subdivision”) are for convenience only and do not modify the meaning of the text following a heading, (c) each Exhibit, Schedule, Attachment, Annex, and other attachment to an Operative Document (each an “attachment”) is incorporated into the Operative Document to which it is attached, (d) unless reference is made to another document, a reference to a subdivision or attachment refers to such subdivision of or attachment to the Operative Document containing the reference, (e) a capitalized term that refers to another document or an Applicable Law refers to such document or Applicable Law as renewed, extended, supplemented, amended, or modified at any time, (f) a word indicating a particular gender includes all genders and a word indicating the singular include the plural and vice versa, unless the context otherwise requires, (g) the rule of ejusdem generis will not be applied to limit the generality of any term when followed by specific examples, and the words “include”, “including”, and similar terms will be construed as if followed by “without limitation to”, (h) consent of or notice to any Person means prior written consent and prior written notice, respectively, (i) “year” means a calendar year, unless otherwise specified, and (j) “party” means a party to such Operative Document.
2. No Implied Waiver. A party’s failure to require the strict performance of any term, covenant, or condition (each such term, covenant, and condition being a “provision”) or to exercise an option, right, power, or remedy will not be deemed to be a waiver or a relinquishment any such provision, option, right, power, or remedy. A party’s waiver of a provision will not be enforceable or binding on such party unless it is in writing. If a party waives its rights of redress following an act or omission that constitutes a breach of an Operative Document, such party may elect not to waive its rights of redress following a subsequent identical or similar act or omission. A party’s receipt and acceptance of a payment by another party at a time that the paying party is in default under an Operative Document will not be deemed to be a waiver of such breach by the party accepting payment, even if the party accepting payment knows of such default. No endorsement or statement on a check or letter accompanying a payment will result in an accord and satisfaction, and any party may accept such payment without prejudice to that party’s right to recover the balance owing or pursue other remedies.
3. Negotiated Documents. The parties and their counsel have reviewed and revised or requested revisions to each Operative Document or have had an opportunity to do so and have waived such rights. The rule of construction that any ambiguities are to be resolved against the drafting party will not apply to the construction or interpretation of any Operative Document.
4. No Fiduciary Relationship or Partnership. Nothing in any Operative Document is intended or will be construed to create a fiduciary relationship or a partnership, joint venture, or other joint enterprise between the parties. The parties disclaim any intent to create a fiduciary or special relationship between themselves under or by reason of the Operative Document, the transactions described in any of them, or any other documents or agreements referenced in any of them.
Annex I to Office Lease Agreement, Page 1

5. Waiver of Jury Trial. Each party waives its right to a jury trial for any claim or cause of action based upon or arising out of an Operative Document. The scope of this waiver is intended to be all encompassing of any and all disputes that might be filed in a court and that relate to the subject matter of the transaction arising out of the Operative Documents, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. This waiver is a material inducement to enter into a business relationship and the parties have each relied on this waiver in entering into the Operative Documents. Each party warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. If litigation occurs, this waiver and the agreement in which it is contained may be filed as a consent to a trial by the court.
6. Notice. A Communication will be effective if (a) it is in writing and (b) the intended recipient actually receives it or is deemed to have received it in accordance with this paragraph. A Communication will be deemed received (x) if sent by local or overnight courier to the Recipient’s Address, upon delivery or first attempted delivery, (y) if sent by registered or certified first class mail, return receipt requested, three Business Days after deposit in the mail, and (z) if sent by fax, upon receipt by the sending party of a confirmation from the recipient’s fax machine (or receiving device) that the Communication has been received (but if the time of such receipt is after 5:00 p.m., local time at the place of receipt, then the Communication will be deemed received on the next Business Day). If, however, a provision in an Operative Document specifies different methods and requirements regarding a particular Communication, such provision will control with regard to the specified Communication. “Communication” means a notice, demand, request, approval, consent, or other communication made from or to a party as required by, permitted by, or contemplated in an Operative Document. “Recipient’s Address” means the recipient’s address identified in an Operative Document as the recipient’s notice address (or as its address, if a separate notice address is not specified), or a new address identified in a Communication from the recipient to the sending party at least ten days before the date of the sending party’s Communication.
7. Attorneys’ Fees and Legal Costs. If a party institutes an action or proceeding in court to enforce any term, covenant, or condition of an Operative Document or for any other judicial remedy, the losing party will pay Attorney’s Fees to the prevailing party.
8. Calculation of Time Periods. In computing any time period described in an Operative Document, (a) the day of the act or event after which the period begins to run will not be included and the last day of the period will be included and (b) if the last day of a period is a Saturday, Sunday, or legal holiday for national banks, such period will be extended to the first day that is not a Saturday, Sunday, or legal holiday for national banks.
9. Counterparts. To facilitate execution, an Operative Document may be executed in multiple identical counterparts. The signature of each party, or the signature of all persons required to bind a party, need not appear on each counterpart. All counterparts, taken together, will constitute a single document. The validity of a signature page will not be affected by its detachment from one counterpart of an Operative Document and attachment to an identical counterpart of the same Operative Document.
10. Severability. The invalidity or unenforceability of one or more covenants, terms, or conditions in an Operative Document will not affect the remainder of such Operative Document.
11. Successors and Assigns. The Operative Documents will be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns.
Annex I to Office Lease Agreement, Page 2

12. Governing Law. The laws of the State of Texas will govern the Operative Documents. The parties consent to the non-exclusive jurisdiction of any federal or state court of the State of Texas.
13. Time of the Essence. Time is of the essence as to all obligations created by and all notices required by the Operative Documents.
14. Final Agreement; Modification. Each Operative Document is the final, complete, and exclusive agreement of the parties to such Operative Document regarding the subject matter of such Operative Document. Each Operative Document supersedes all prior and contemporaneous agreements, representations, and understandings regarding the subject matter of such Operative Document. No modification of an Operative Document will be binding on the parties to it unless contained in a writing signed by the parties.
Definitions
The following terms will have the meanings indicated:
1. “Affiliate” means, as to the Person in question, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.
2. “Applicable Law” means all laws, ordinances, building codes, rules, and regulations, present or future, of all Governmental Authorities, including Disability Law and Environmental Law.
3. “Attorneys’ Fees” means the costs and fees of counsel to the parties incurring the same, excluding costs of in-house counsel (whether or not accounted for as general overhead or administrative costs), but including (a) printing, duplicating, air freight charges, and other costs, (b) fees billed for law clerks, paralegals, librarians, and others not admitted to the bar but performing services under the supervision of an attorney, and (c) costs and fees incurred with respect to appeals, arbitrations, and bankruptcy proceedings, whether or not any manner of proceeding is brought with respect to the matter for which such fees and costs were incurred.
4. “Business Days” means Monday through Friday of each week, other than Holidays.
5. “Claim or Loss” means any and all losses, liabilities, damages (whether general, direct, incidental, consequential, special, punitive, or otherwise denominated), demands, claims, administrative or legal proceedings, judgments, causes of action, assessments, fines, penalties, costs of settlement, and other costs (including Attorneys’ Fees and the fees of outside accountants and environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote, known and unknown.
6. “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
7. “Default Rate” means the lesser of 18% per annum and the maximum interest rate permitted by Applicable Law.
8. “Disability Law” means Applicable Law pertaining to disabilities, including Tex. Rev. Civ. Stat. Ann. art. 9102 and the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101-12213.
9. “Effective Date” means the date first set forth on the agreement to which this Annex is attached.
Annex I to Office Lease Agreement, Page 3

10. “Environmental Law” means Applicable Law pertaining to safety, health, or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984.
11. “GAAP” means generally accepted accounting principles (or such successor to GAAP) in the United States of America, consistently applied. Accounting terms used in an Operative Document but not expressly defined will be construed in accordance with GAAP; but the word “cost” means any cost, expense, payment, or outflow of money, unless otherwise specifically defined.
12. “Governmental Authority” means (1) the United States, a state, a county, a municipality, or any other political subdivision, (2) an official, instrumentality, or court of the United States or any such political subdivision, or (3) any other person or entity authorized by the United States or any such political subdivision to perform executive, legislative, or judicial functions.
13. “Holidays” means (a) New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas, and the Monday following a Holiday if the Holiday falls on a Sunday and (b) other days designated by Landlord, so long as such other days are commonly recognized as holidays by other office buildings in the submarket in which the Project is located.
14. “Indemnify” means to compensate and reimburse a Person for a Claim or Loss incurred; to provide and pay for the legal defense of such Person against a Claim or Loss in litigation, arbitration, mediation, or other proceeding with counsel reasonably acceptable to such Person; and to pay all costs associated with the preparation or prosecution of such defense.
15. “Landlord Party” means each of Landlord and its owners, officers, directors, managers, members, partners, employees, and agents.
16. “Operative Documents” means the document to which this Annex I is attached; all existing and future renewals, extensions, amendments, modifications, and supplements to and restatements of such agreement; all exhibits and attachments to any such agreements; and all notices and approval requests in connection with any of the foregoing.
17. “Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated organization, an association, a joint stock company, a joint venture, a trust, an estate, a Governmental Authority, or other entity, whether acting in an individual, fiduciary, or other capacity.
18. “Tenant Party” means each of Tenant and its owners, officers, directors, managers, members, partners, employees, agents, invitees, and visitors.
Annex I to Office Lease Agreement, Page 4

Exhibit A. Premises
Exhibit A to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant

AVAILABLE

SUITE 400
32,756 RSF

Crown Sterling properties

BRIARGROVE PLACE

17855 DALLAS PKWY
DALLAS, TEXAS 75287
FLOOR 4

NORTH
NOT TO SCALE

Exhibit A to Office Lease Agreement, Page 1

Exhibit B. Project
Exhibit B to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
A 7.072 acre tract of land situated in the McGimp Bays Survey, Abstract No. 65 and the George D. Drake Survey, Abstract No. 273, Collin County, Texas; said tract being in the City of Dallas, Block Numbers 6783, and A/8763 and a portion of the tract of land described in the Special Warranty Deed to BSDAL I Limited Partnership, as recorded in the County Clerk Number 97-0073116 of the Deed Records of Collin County, Texas; additional to the City of Dallas, as recorded in Cabinet K, Page 69 of the Map Records of Collin County, Texas; said 7,072 acre tract being more particularly described as follows:
BEGINNING, at the southeast end of a corner clip with a 1/2-inch iron rod with “Pacheco Koch” cap set for corner at the intersection of the south line of Gibbons Drive (a 56-foot wide right-of-way) and the west line of the Dallas North Tollway (a variable width right-of-way);
THENCE, South 00 degrees, 19 minutes, 49 seconds East, leaving said corner clip along the west line of said Dallas North Tollway, a distance of 444.00 feet to a 1/2-inch iron rod found for an angle point;
THENCE, South 00 degrees, 20 minutes, 18 seconds East, continuing along said west line of Dallas North Tollway, a distance of 231.26 feet to a 1/2-inch iron rod with “Pacheco Koch” cap set at the beginning of a corner clip found at the intersection of the said west line of DALLAS NORTH TOLLWAY ( a variable width right-of-way) and the north line of BRIARGROVE LANE, (a variable width right-of-way);
THENCE, South 44 degrees, 26 minutes, 05 seconds West, along said corner clip, a distance of 14.20 feet to a 1/2-inch iron rod with “Pacheco Koch” cap set for corner.
THENCE, South 89 degrees, 12 minutes, 28 seconds West, leaving said corner clip along the north line of said Briargrove Lane, a distance of 419.11 feet to a 1/2-inch iron rod found for corner; said point being the southwest corner of said Briargrove-Dallas Parkway Additional No. 2;
THENCE, North 00 degrees, 47 minutes, 32 seconds West, a distance of 138.00 feet to a cut “x” on base of fence found for corner;
THENCE, South 89 degrees, 12 minutes, 28 seconds West, a distance of 15.00 feet to a 1/2-inch iron rod with “Pacheco Koch” cap found for corner;
THENCE, North 00 degrees, 19 minutes, 49 seconds West, a distance of 560.85 feet to a 1/2-inch iron rod with “Pacheco Koch” cap found for corner in the south line of said Gibbons Drive.
THENCE, North 88 degrees, 40 minutes, 11 seconds East, along with south line of said Gibbons Drive, a distance of 435.18 feet to a 1/2-inch iron rod with “Pacheco Koch” cap set at the Northwest end of a corner clip in the south line of said Gibbons Drive. THENCE, South 45 degrees, 19 minutes, 49 seconds East, along said corner clip a distance of 14.14 feet to the POINT OF BEGINNING;
CONTAINING, 308,071.44 square feet or 7.072 acres of land.
Exhibit B to Office Lease Agreement, Page 1

Exhibit C. Rules and Regulations
Exhibit C to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
1. No Signs. No Tenant Party will exhibit, inscribe, paint, or affix any sign, display, notice, or other lettering on or in any part of the Project or inside of the Premises, if visible from the outside, without the prior consent of Landlord in each instance.
2. No Displays. No Tenant Party will use vehicles, balloons, flying objects, mechanical or moving display devices, bright or flashing lights, or similar devices on or in any part of the Project or inside of the Premises, if visible from the outside, without the prior consent of Landlord in each instance.
3. No Noise. No Tenant Party will use sound reproduction or amplification machines or devices (such as radios, stereos, or televisions) or other noisemaking machines or devices on or in any part of the Project or inside of the Premises, if audible from the outside, without the prior consent of Landlord in each instance. No Tenant Party will create or cause any improper, objectionable, or unpleasant noises or odors in the Project.
4. No Solicitation. No Tenant Party will solicit business in the Common Areas or distribute handbills or other advertising materials on or in any part of the Project, without the prior consent of Landlord in each instance.
5. No Weapons. No Tenant Party may possess or use weapons of any kind, concealed or otherwise, on or in any part of the Project.
6. No Antenna and Dishes. Except as expressly permitted in the Lease, no Tenant Party will erect any antenna, satellite dish, or similar devices or equipment on or in any part of the Project or Premises (including roofs), without the prior consent of Landlord in each instance.
7. No Obstructions. No Tenant Party will sweep or throw anything outside of the Premises or into the corridors, halls, elevator shafts, or stairways. No Tenant Party will obstruct sidewalks, halls, doorways, vestibules, passageways, stairwells, and similar areas or use any such areas for a purpose other than ingress and egress to and from the Premises and Project.
8. No Animals. No Tenant Party will keep animals or birds on or in any part of the Project or inside of the Premises, other than animals for the disabled.
9. No Lodging. No Tenant Party will use any part of the Project or Premises as sleeping or lodging quarters.
10. No Smoking. No Tenant Party will smoke cigarettes, pipes, cigars, or other tobacco products on or in any part of the Project or inside of the Premises or within 50 feet of a Project entrance.
11. No Plumbing Obstructions. No Tenant Party will put liquids or other materials or substances into the lavatories or other plumbing fixtures that may cause damage to the plumbing. Tenant will pay to repair all damage to plumbing fixture or appliances from misuse by a Tenant Party or customer or invitee of Tenant.
12. No Food Distribution. Except as expressly permitted in the Lease, (a) no Tenant Party will prepare or distribute food on or in any part of the Project or inside of the Premise, without the prior consent of Landlord in each instance and (b) Tenant will not place vending machines or dispensing machines of a kind in the Premises without prior approval from Landlord in each instance.
Exhibit C to Office Lease Agreement, Page 1

13. No Window Treatment. Tenant will not install solar screen material, window shades, blinds, drapes, awnings, window ventilators, or other window treatments without the prior consent of Landlord in each instance.
14. No Changing Locks or Duplicating Keys. Tenant will not change locks or install additional locks on doors without the prior consent of Landlord in each instance. No Tenant Party will duplicate keys procured from Landlord without prior approval of Landlord in each instance.
15. No Contractors Without Landlord Approval. Tenant will not allow any contractor (including technicians and workmen) to perform work in the Premises until such contractor has provided proof of insurance satisfactory to Landlord and obtained Landlord’s consent.
16. No Use of Landlord’s Marks. No Tenant Party will use any symbol, design, mark, or insignia adopted by Landlord for all or any part of the Project in connection with the conduct of Tenant’s business, without the prior consent of Landlord in each instance.
17. Keep Premises Heated. Tenant will keep the Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.
18. Requests Should Be In Writing. Landlord may elect not to honor requests by Tenant for building services, maintenance, or repairs that are not made in writing.
Landlord may rescind any of these rules and regulations and promulgate additional rules and regulation as in its judgment might be needed for the safety, protection, care, cleanliness, and operation of the Project, the preservation of good order, and the protection and comfort of the tenants and their agents, employees, and invitees. Additional rules and regulations, when delivered to Tenant, will be binding on Tenant in the same manner as if originally herein proscribed.
Exhibit C to Office Lease Agreement, Page 2

Exhibit D. Insurance Requirements
Exhibit D to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
Insurance Requirements
1. Commercial General Liability Insurance. Tenant will maintain commercial general liability (“CGL”) insurance on the most current ISO Form CG 00 01 or equivalent to cover liability arising from occurrences on or about the Premises and acts of Tenant Parties on or about the Project or Premises, without modification to the separation of insureds provision. Coverage will be provided with limits of not less than $2,000,000 per occurrence limit, $1,000,000 personal and advertising injury limit, and $2,000,000 general aggregate limit (to apply separately to the Premises). Tenant will also maintain umbrella liability insurance in accordance with the following requirements: (a) such insurance will be excess over and be no less broad than the CGL insurance, (b) the policy will have the same inception and expiration dates as the CGL insurance or a nonconcurrency endorsement, and (c) coverage will be provided with a limit of not less than $10,000,000 per occurrence and in the aggregate.
2. Business Automobile Liability Insurance. Tenant will maintain business automobile liability insurance with limits of not less than a $ 1,000,000 per occurrence.
3. Property Insurance. Tenant will maintain property insurance on ISO Form CP 10-30 or equivalent (causes of loss — special form) covering 100% replacement costs on an agreed value basis of all fixtures, equipment, and personal property located in the Premises, extending to Landlord and each Security Instrument Holder as their interests may appear, and containing ordinance or law coverage.
4. Workers’ Compensation/Employer’s Liability Insurance. Tenant will maintain worker’s compensation insurance and employer’s liability insurance covering liability arising out of Tenant’s employment of workers and anyone for whom Tenant may be liable for workers’ compensation claims. Coverage will be provided with limits of not less than (a) statutory limits for workers’ compensation insurance and (b) $1,000,000 per each accident and per disease for employer’s liability insurance.
5. Requirements Applicable to Insurance. Tenant will cause the following to be satisfied:
a) Status and Rating of Insurance Company. All insurance coverage will be written through insurance companies admitted to do business in the State in which the Project or Premises is located and rated upon each renewal not less than A/VIII in the then current edition of A. M. Best’s Key Rating Guide.
b) Occurrence. All insurance will be written on an occurrence basis. Modified Occurrence and Claims Made forms are not acceptable.
c) Deductibles/Retention. No insurance will contain a deductible or self-insured retention in excess of $10,000. Tenant will pay all deductibles and retentions.
d) Notice of Cancellation, Nonrenewal, or Reduction in Limits of Coverage Purchased. All insurance will contain a requirement that the insurance company notify all additional insureds at least 30 days before cancellation, non-renewal, or reduction in the limits of coverage without Landlord’s prior consent.
e) Additional Insured Status. All insurance will be endorsed to name Landlord, the other Landlord Parties, and each Security Interest Holder as additional insureds, on a form that does not limit the coverage provided under such policy to any additional insured (i) by reason of such additional insured’s negligent acts or omissions, (ii) by reason of other insurance available to such additional insured, or (iii) to claims for which a primary insured has agreed to indemnify the additional insured.
Exhibit D to Office Lease Agreement, Page 1

f) Waiver of Subrogation. All insurance will provide a waiver of subrogation of claims against Landlord, the other Landlord Parties, and each Security Interest Holder.
g) Primary and Non-Contributory. All insurance will be primary to and non-contributory with insurance available to Landlord and the other Landlord Parties, collectively or individually.
h) Restrictive, Limiting, or Exclusionary Endorsements. No insurance policy will contain endorsements that restrict, limit, or exclude coverage in a manner that is inconsistent with these requirements.
6. Evidence of Insurance.
a) Provision of Evidence. Before the Effective Date, Tenant will furnish certificates of insurance issued by the insurance company or its legal agent to Landlord as evidence of the insurance coverage required to be maintained by Tenant (each a “Certificate of Insurance”). Tenant will provide new Certificates of Insurance to Landlord at least 15 days before the expiration dates of the current Certificates of Insurance.
b) Form: All property insurance will be evidenced by ACORD form 24, “Evidence of Property Insurance” completed and interlineated in a manner satisfactory to Landlord to show compliance with the requirements of this Exhibit. All liability insurance required by this Exhibit will be evidenced by ACORD form 25, “Certificate of Insurance” completed and interlineated in a manner satisfactory to Landlord to show compliance with the requirements of this Exhibit. Each certificate required by this subsection will specify (i) Landlord as a certificate holder, (ii) the insured’s name, (iii) the insurance companies affording each coverage, policy number of each coverage, policy dates of each coverage, and the signature of an authorized representative of the insurance company, (iv) the producer of the certificate with the correct address and phone number listed, (v) each Landlord Party’s additional insured status, (vi) the aggregate limits, (vii) the amount of a deductibles and retentions, (viii) primary status, and (ix) waivers of subrogation. Tenant will also provide copies of policies and policy endorsements upon Landlord’s request.
c) No Waiver: Landlord’s failure to demand such certificates or other evidence of full compliance with these insurance requirements or Landlord’s failure to identify a deficiency from evidence that is provided will not be construed as a waiver of Tenant’s obligation to maintain insurance as required by this Exhibit.
Exhibit D to Office Lease Agreement, Page 2

Exhibit E. Acceptance of Premises Memorandum
Exhibit E to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
Acceptance Of Premises Memorandum
Project:17855 Dallas Parkway, Dallas, Texas 75287
Landlord: Briargrove Place, L.L.C., a Texas limited liability company
Tenant:Cambium Learning, Inc., a Texas corporation
Date of Lease: July 9, 2010
Suite: 400
Tenant represents to Landlord and Landlord’s successors, assigns, prospective purchasers, and prospective lenders that:
1. Landlord has fully completed all construction work and leasehold improvements required of Landlord under the Lease and any other agreement between Landlord and Tenant concerning the Premises, and Landlord has no further construction obligations under the Lease.
2. The Project and the Premises are satisfactory to Tenant in all respects and for all purposes (including being suitable for the permitted use specified in the Lease).
3. Tenant has taken possession of and has accepted the Premises, and the Basic Rent and Additional Rent are presently accruing in accordance with the covenants, terms, and conditions of the Lease.
4. The Lease term will expire on                     , unless sooner terminated or extended pursuant to the covenants, terms, and conditions of the Lease.
5. Tenant has obtained a certificate of occupancy for the Premises.
Capitalized terms used and not defined herein will have the meanings ascribed to them in the Lease.
Executed as of                     .

Tenant:

Cambium Learning, Inc., a Texas corporation

By:

Name:
Title:

Exhibit E to Office Lease Agreement, Page 1

Exhibit F. Construction Agreement
Exhibit F to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
1. Plans.
a) Space Plan. Tenant will cause Omniplan (“Tenant’s Architect”) to prepare a preliminary space plan of the Premises, showing the location of all partitions, doors, demising walls, corridors, entrances, exits, the locations of all offices, conference rooms, computer rooms, mini-service kitchens, reception areas, and file room, and other information that Tenant’s Architect deems pertinent (the “Proposed Space Plan”). Tenant will deliver the Proposed Space Plan to Landlord within 15 days after the Effective Date. Within 10 days after Landlord receives the Proposed Space Plan, Landlord will notify Tenant whether it approves or disapproves the Proposed Space Plan (a “Space Plan Notice”); and if Landlord disapproves, Landlord will provide Tenant with its reasons for disapproval and Tenant will cause Tenant’s Architect to revise and redeliver the Proposed Space Plan to Landlord within 10 days after receipt of a Space Plan Notice. Landlord will not charge any plan review fees or approval fees other than the Monitoring Fee (defined below). This process will be repeated until Landlord approves the Proposed Space Plan (as approved, referred to as the “Space Plan”). If Tenant has not submitted a Proposed Space Plan that Landlord is willing to approve within 60 days after the Effective Date, Landlord may terminate this Lease. The initial $0.12 per rentable square foot space planning allowance provided by Landlord to Tenant’s Architect will not be deducted from the Allowance.
b) Construction Plans. After Landlord approves the Proposed Space Plan, Tenant will cause Tenant’s Architect to prepare fully dimensioned one-quarter inch scale plans and specifications in the form of working drawings that (i) are based on and consistent with the Space Plan, (ii) are complete and show the full detailed scope of all work to be performed in the Premises, (iii) contain all information and supporting diagrams, schedules, and related data required for the construction of the work, (iv) comply with Applicable Law, (v) include a fixture plan and show all partition locations, doors, freestanding workstations, built-ins, cabinets, reception desks, conference room tables, ceiling plans, carpets and floor coverings, plumbing locations, air conditioning distribution system and duct work locations (described in detail in subsection (c) below), lighting plans, telecommunication and computer cabling plans, security systems, finish schedules, location of electrical, telephone, and data outlets, and special use areas, if any, that might require modifications to the Project, (vi) include complete sets of detailed architectural, structural (if applicable), mechanical, electrical, and plumbing working drawings, and (vii) are in form and contain instructions and specifications sufficient to obtain a building permit (the “Proposed Construction Plans”). Tenant will deliver the Proposed Construction Plans to Landlord within 15 days after the date that Landlord approves the Proposed Space Plan. Within 10 days after Landlord receives the Proposed Construction Plans, Landlord will notify Tenant whether it approves or disapproves the Proposed Construction Plans (a “Construction Plan Notice”); and if Landlord disapproves, Landlord will provide Tenant with its reasons for disapproval and Tenant will cause Tenant’s Architect to revise and redeliver the Proposed Construction Plans to Landlord within 10 days after receipt of a Construction Plan Notice. Landlord will not charge any plan review fees or approval fees other than the Monitoring Fee. This process will be repeated until Landlord approves the Proposed Construction Plans (as approved, and including changes modifications agreed to by the parties, referred to as the “Construction Plans”). If Tenant has not submitted Proposed Construction Plans that Landlord is willing to approve within 60 days after the Effective Date (the “Construction Plans Termination Date”), Landlord may terminate this Lease.
Exhibit F to Office Lease Agreement, Page 1

c) HVAC Distribution System Plans. The Proposed Construction Plans will include a heating, air conditioning, and ventilation distribution system plan prepared by a qualified engineer (the “HVAC Distribution System Plans”), designed so that the heating, air conditioning, and ventilation distribution system (the “HVAC Distribution System”), if constructed in accordance with the HVAC Distribution System Plans, will be capable of maintaining a temperature of between 70 and 75 degrees Fahrenheit, so long as (i) the HVAC Core System Requirements are satisfied and (ii) the assumptions made in the HVAC Distribution System Plans (including assumptions regarding the finish out in the Premises, equipment located in the Premises, and population density in the Premises (the “HVAC Distribution System Assumptions”) are satisfied. The HVAC Distribution System Plans will be part of the Proposed Construction Plans for purposes of subsection (b) above.
d) Governmental Approvals. Upon Landlord’s approval of the Proposed Construction Plans, Tenant will promptly submit the Construction Plans to the appropriate Governmental Authority for plan checking and the issuance of a building permit. If the Governmental Authority requires changes to the Construction Plans as a condition to the issuance of a building permit, then the Construction Plans Termination Date will be extended by 30 days and Tenant will make the required changes and submit the revised Construction Plans to Landlord for Landlord’s approval. The parties will follow the process set forth above until Landlord approves the revised Construction Plans.
2. Construction.
a) Delivery Condition. Landlord will cause the existing HVAC system, including existing VAV terminal units (but excluding ductwork and controls); lighting in existing restrooms; fire sprinkler system; exterior windows; exterior doors; and plumbing system in the Premises to be in good working order on the Effective Date (the “Landlord Work”). The foregoing does not limit Landlord’s ongoing repair and maintenance obligations as set forth in Section 6.01 of the Lease. Other than the items listed as part of the Landlord Work, Landlord is delivering the Premises to Tenant with other items that Tenant may use and incorporate into the Premises at Tenant’s option, but in their as-is condition and without warranty as to the condition or state of repair or usefulness of these items. These items include existing carpeting, ceiling tiles, paint and wall covering, interior partitions and walls, interior doors, carpeting and floor covering, floor and ceiling molding, grilles, and lighting and light fixtures that are in the Premises on the Effective Date.
b) Tenant to Perform Work. Tenant will cause a contractor selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld) (the “General Contractor”) to construct the improvements described in and contemplated by the Construction Plans (the “Work”) in a good and workmanlike manner and in accordance with Applicable Law. Tenant’s contract with its general contractor will provide for retainage in accordance with Chapter 53 of the Texas Property Code, and Tenant satisfy the retainage provisions of the Texas Property Code. During the construction of the Work, the parties will schedule job progress meetings frequently enough to permit regular monitoring of scheduling and status of the Work. Tenant’s construction representative will furnish Landlord’s construction representative reasonable prior notice of those meetings and will require representatives of the general contractor and all major subcontractors to attend. Tenant will secure all necessary licenses and permits before commencing the Work.
Exhibit F to Office Lease Agreement, Page 2

c) Changes Orders. Tenant will not make or permit changes to the Construction Plans without Landlord’s consent (other than minor changes required to conform the Construction Plans to on-the-ground conditions). Tenant may request that Landlord approve changes to the Construction Plans before or during construction (each a “Change Request”). Landlord will grant or deny its consent to a Change Request within three Business Days after Landlord’s receipt of the Change Request accompanied by all information and drawings required by Landlord. Landlord will not charge a fee for review or approvals of any Change Requests other than the Monitoring Fee. Tenant will pay for all redrawing and redrafting to the Construction Plans whether or not Landlord approves a Change Request. Tenant will also pay costs arising out of changes to the Construction Plans, including costs of increased scope of work.
3. Cost of the Work.
a) Tenant Responsible for Costs. Tenant will pay all costs incurred to perform the Work or arising out of the Work, including the contract sum payable to the General Contractor, other costs and fees payable to the General Contractor, Tenant’s Architect, and other contractors, subcontractors, and materialmen in connection with the Work, and all licensing and permitting fees. Tenant will also pay a construction monitoring fee (the “Monitoring Fee”) to Landlord equal to 1% of the Hard Costs of the Work, which Landlord may advance to itself from the Allowance. All costs described in this paragraph referred to as the “Construction Costs” will be considered Rent.
b) Allowance. Landlord will provide Tenant with an allowance of up to $1,085,948.00 (being $33.00 per rentable square foot of the Premises plus an additional $5,000 for sound attenuation) (the “Allowance”) to be applied as follows:
i) Elective Amount. “Elective Amount” means $327,560 (being $10.00 per rentable square foot of the Premises). Tenant may apply the Elective Amounts only to the following: (A) purchase and installation of telephony and computer equipment and related cabling, (B) move-related expenses, (E) security systems, communication equipment, power upgrades, and other improvements or equipment for Tenant’s functional occupancy, (F) consulting fees for site selection, economic incentives, technology, lighting, and acoustical analysis, (G) legal fees in connection with the Lease and Premises, (H) purchase and installation of furniture, fixtures, and equipment for the Premises, and (I) the Monitoring Fee. If any of the Elective Amount remains after payment of the costs permitted in this subsection (the “Remaining Elective Amount”), then beginning on the 15th month after the Rent Commencement Date (i.e., the first month following the rental abatement period), Landlord will credit the Remaining Elective Amount toward Basic Rent each month, but such credits will not exceed 30% of Basic Rent in any month.
ii) Non-Elective Amount. “Non-Elective Amount” means the entire amount of the Allowance less the Elective Amount. Tenant may apply the Non-Elective Amounts only to the following: (1) construction costs (both materials and labor) of the Work (“Hard Costs”), (2) any necessary municipal permits and application fees and other permits in connection with the Work, (3) space planning, architectural, engineering, and design costs in connection with the Work, and (4) a construction management fee in the amount of (but not more than) 4% of the Hard Costs, payable at Tenant’s direction to a third-party construction manager selected by Tenant. Landlord approves Grubb & Ellis as Tenant’s third-party construction manager, and will have the right to approve any replacement third-party construction manager, in Landlord’s reasonable discretion. (No construction manager selected by Tenant, including Grubb & Ellis, is a third-party beneficiary to this Lease.) Any of the Non-Elective Amount that remains after payment of the Construction Costs will be the property of Landlord, and Tenant will not be entitled to any offsets or credits against such amount. Landlord will own (and Tenant will not remove from the Premises) the fixtures, equipment, appliances, furnishings, or other property constructed as part of the Work, even if paid for with the Allowance. However, if this Lease has not terminated before the end of the initial Term for any reason, then as of the end of the initial Term, Tenant will own all furniture and equipment (to the extent not incorporated into the real property) purchased (in whole or in part) with the Elective Amount.
Exhibit F to Office Lease Agreement, Page 3

4. Completion.
a) Requirements Upon Completion of the Work. Upon completion of the Work, Tenant will i) notify Landlord in writing that the Work is complete and ready for Landlord’s review, ii) deliver to Landlord a copy of Tenant’s certificate of occupancy for the Premises, and iii) provide lien waivers from the General Contractor and each contractor or subcontractor that performed any part of the Work (or other documentation acceptable to Landlord that all bills have been paid).
b) Landlord Inspection. Within five Business Days after the date that Tenant has satisfied all of the conditions set forth in subsection (c) above, Landlord will inspect the Work and will do one of the following: (i) confirm that the Work is complete, (ii) notify Tenant that the Work is not complete and provide Tenant with a list of the items that Tenant must complete, in which case Tenant will complete such items and again notify Landlord in writing that the Work are complete and ready for Landlord’s review, or (iii) if the Work is substantially complete other than minor items that will not interfere with Tenant’s use and occupancy of the Premises, prepare a punchlist (the “Punchlist”) of items that Tenant must complete before the Work will be considered complete, in which case Tenant will complete such Punchlist items within 30 days after the Punchlist is delivered to Tenant and again notify Landlord in writing that the Work is complete and ready for Landlord’s review.
c) Payment of Part of Allowance. One time prior to completion of the Work, Landlord will pay part of the Non-Elective Amount of the Allowance (other than the construction management fee) to Tenant if the following conditions are satisfied: Tenant may deliver to Landlord the following (an “Funding Request”): (i) a statement on the current AIA form of Application and Certificate for Payment (or a form containing the same information), itemizing each amount paid through the date of the Funding Request for which reimbursement is requested (an “Application for Payment”) (and the Application for Payment must reflect a 10% retainage for the protection of lien claimants as contemplated in Sections 53.101 to 53.105 of the Texas Property Code); (ii) a list of all subcontractors and materialmen that furnished labor or materials covered by the Application for Payment; (iii) invoices and other evidence for all labor and materials used or incorporated in the portion of the Work covered by the Application for Payment; and (iv) down date lien waivers from the General Contractor and from each subcontractor and materialman listed on the Application for Payment. Within 30 days after receipt and approval by Landlord of the Funding Request, if the Work for which reimbursement is requested has been performed in accordance with the Construction Plans, Landlord will pay Tenant the amount requested in the Application for Payment. In taking action on a Funding Request, Landlord may rely on the accuracy and completeness of the information furnished by Tenant.
d) Payment of Allowance. Within 30 days after the last to occur of (i) satisfaction of all conditions listed in subsection (a) above, (ii) confirmation from Landlord that the Work is complete in accordance with the Construction Plans, subject to items listed on the Punchlist (if any), and (ii) Tenant’s occupancy of substantially all of the Premises, Landlord will reimburse Tenant for all Construction Costs and other costs to the extent permitted by Section 3(b) incurred by Tenant (as evidenced by receipts or invoices therefor) up to but not in excess of the amount of the Allowance.
Exhibit F to Office Lease Agreement, Page 4

e) Post-Construction Obligations. Tenant will submit to Landlord Within 30 days after the date that Tenant has satisfied all conditions listed in subsection (a) and b), Tenant will deliver to Landlord (i) a set of as-built drawings for the Premises and (ii) a copy of all warranties, guarantees, operating manuals, and information relating to the improvements, equipment, and systems in the Premises.
f) Completion Date. Tenant will cause all Work to be substantially complete no later than 30 days after the Rent Commencement Date subject to delays that are beyond the control of Tenant.
5. Insurance. Tenant will cause each Tenant Contractor to maintain insurance required by and comply with the covenants, terms, and conditions of the insurance provisions of the Lease (substituting the name of the Tenant Contractor for “Tenant” and substituting builder’s risk insurance for property insurance). In any particular instance, however, Landlord may elect to waive one or more of such requirements as the circumstances warrant. Landlord may require such contractor to deliver evidence of insurance as required by the insurance provisions of the Lease to Landlord before entering the Premises or commencing any work in the Premises.
6. Other Contractor Obligations. Tenant will cause each Tenant Contractor and each of their subcontractors, laborers, and materialmen to comply with all rules and regulations that Landlord adopts for the safety, care, operation, and cleanliness of worksites in the Project. Tenant will cause each Tenant Contractor to warrant to Tenant and Landlord that its work will be free from any defects in workmanship and materials for at least one year from the date of completion.
7. Landlord’s Reviews. Landlord and its employees, contractors, and agents (each an “Inspecting Party”) inspect work performed by or for Tenant (“Inspected Work”) and review plans, specifications, designs, drawings, and renderings prepared by or for Tenant (“Reviewed Materials”) solely to protect Landlord’s interest. No Inspecting Party will be liable to Tenant for, and Tenant releases each Inspecting Party from, every Claim or Loss (even if the released party is negligent or would otherwise be strictly liable under Applicable Law) caused by or arising out of the failure of Inspected Work or Reviewed Materials to comply with good building practices, Landlord’s standards, or Applicable Law.
8. Construction Representatives. The following are the initial parties’ representatives for coordination of construction and approval of change orders. To expedite approvals of change orders, Landlord’s Representative (but no other person) is authorized to sign change orders changing the Construction Plans and receipt other document on behalf of Landlord related to the Work. Either party may change its representative by delivering notice of the change to the other party.

Tenant’s Representative: Name: Jim Dyer Phone: 214-608-6210 Email: james.dyer@grubb-ellis.com	Landlord’s Representative: Name: Almira Tinkel Phone: 972-233-3216 Email: almirat@csmdallas.com
Exhibit F to Office Lease Agreement, Page 5

Exhibit G. Option to Extend
Exhibit G to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
Option to Extend
1. Right to Extend. Landlord grants to Tenant the option to extend the Term for 2 consecutive extension terms (each an “Extension Term”) of sixty months each, on the same covenants, terms, and conditions contained in the Lease, except that Basic Rent for each Extension Term will be determined as set forth in Section 3. The first Extension Term, if exercised, will commence on January 1, 2019 and expire on December 31, 2023. The second Extension Term, if exercised, will commence on January 1, 2024 and expire on December 31, 2028.
2. Conditions to Exercise of the Extension Option. The following are conditions to the effectiveness of Tenant’s exercise of each Extension Term Extension Term:
a) Tenant delivers a notice to Landlord exercising the applicable Extension Term (an “Extension Notice”) (i) on or before Tuesday, March 6, 2018 (but not before Wednesday, December 6, 2017) with respect to the first Extension Term and (ii) on or before Monday, March 6, 2023 (but not before Tuesday, December 6, 2022) with respect to the second Extension Term. If Tenant fails to timely provide Landlord with the Extension Notice, Tenant will be deemed to have elected not to extend the Term. Tenant’s failure to timely send an Extension Notice will constitute a material and incurable failure to satisfy a condition precedent to the vesting of the right to extend the Lease, and Tenant waives any right to claim relief from forfeiture or any other equitable relief from the consequences of its untimely exercise of an extension right.
b) On the date of the Extension Notice and on the first day of the applicable Extension Term, (i) the Lease is in full force and effect and (ii) no Event of Default is continuing and Tenant is not in monetary default under the Lease.
3. Rent. Basic Rent for each Extension Term will be set on the first day of the applicable Extension Term to an amount equal to the Extension Rate. “Extension Rate” means the rental amount, expressed as dollars per square foot of the Premises per year that is the prevailing rental rate per square foot payable by renewal tenants having a credit standing substantially similar to that of Tenant, for properties of equivalent quality, size, utility, and location as the Premises, and located in the same submarket as the Project and leased for a term approximately equal to the applicable Extension Term, taking into consideration base year costs, any tenant inducements (such as allowances and rental abatement periods), and brokerage commissions, all as determined by Landlord. The Extension Rate may include periodic adjustments. Within 60 days after receipt of an Extension Notice, Landlord will notify Tenant of Landlord’s determination of the Extension Rate for the Extension Term. As part of an extension, Landlord will offer concessions that are market for a renewing tenant, such as an updated Base Year, improvement Allowance, market rental abatements, and Tenant brokerage commissions, and such concessions will be taken into account by Landlord as part of the determination of the Extension Rate. Within 30 days after receipt of such notice (the “Tenant Response Period”), Tenant will notify Landlord whether it accepts or rejects Landlord’s determination the Extension Rate for the Extension Term. If Tenant notifies Landlord before the end of the Tenant Response Period of its acceptance of the Extension Rate for the Extension Term, the Lease will be extended as provided herein. Otherwise, the Lease will terminate on the then-current Expiration Date. During the Tenant Response Period, upon Tenant’s request, Landlord will (or will cause its broker to) meet with Tenant (which may be by telephone or other electronic means of communication) to discuss Landlord’s determination of the Extension Rate and to consider any counter-proposals by Tenant. Landlord will not be obligated to accept any such counter-proposal, and Tenant’s sole remedy if Tenant is unwilling to extend for an Extension Term at the Extension Rate is to elect not to extend for such Extension Term.
Exhibit G to Office Lease Agreement, Page 1

Exhibit H. Parking Agreement
Exhibit H to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
Parking
1. License of Parking Spaces. Landlord licenses to Tenant, for the Term, the right to use 154 parking spaces in the Parking Areas on an unreserved, non-exclusive, and as-available basis, in common with others and an additional 10 covered parking spaces in the spaces marked on Schedule I to this Exhibit, located in the Parking Areas on a reserved basis. “Parking Areas” means all parking garages (if any) and surface parking lots that are part of the Project. By notice to Tenant, may change the location of reserved parking spaces (but may not change such location in order to give Tenant’s reserved spaces to another tenant). If the size of the Premises decreases, the number of unreserved parking spaces licensed to Tenant will decrease such that Tenant will license parking space for each 200 square feet of rentable area in the Premises (and for each 16 parking spaces available to Tenant, 15 will be unreserved and non-exclusive and one will be reserved). If the size of the Premises increases, the number of unreserved parking spaces licensed to Tenant will increase by one additional unreserved and non-exclusive parking space for each additional 250 square feet of rentable area in the Premises (none of which will be reserved).
2. Parking Rental. During the initial Term, Landlord will not charge rent or a fee for parking spaces (whether reserved or non-reserved). During the Extension Terms, Landlord may charge a monthly fee or rental rate for each reserved parking space (but will not charge rent or a fee for unreserved parking spaces). With regard to reserved spaces during Extension Terms: Landlord will deliver notice to Tenant at least 30 days before a change in the parking rates. Tenant will pay parking fees (a) at the same time as Basic Rent is due and (b) to Landlord or to such Person (for example, the manager of the Parking Areas) as Landlord may direct.
3. Validation. Tenant may validate visitor parking by any methods that Landlord approves at the validation rate applicable to visitor parking.
4. Parking Stickers and Cards. Parking stickers or any other device or form of identification supplied by Landlord will remain the property of Landlord and are not transferable. Tenant will pay a replacement charge in the amount posted from time to time by Landlord for loss of a parking card or parking sticker.
5. Damage to or Condemnation of Parking Areas. Landlord’s failure or inability to provide parking spaces to Tenant due to damage, repairs, casualty, or condemnation will not be deemed to be a default by Landlord or permit Tenant to terminate this Lease, either in whole or in part. Tenant’s obligation to pay fees (if any) for parking spaces that are not provided by Landlord will be abated for so long as Tenant does not have the use of such parking spaces and such abatement will constitute full settlement of all claims that Tenant might otherwise have against Landlord.
6. Rules and Regulations. Landlord may deny access to the Parking Areas to any person that does not comply with Parking Area rules and regulations, including a sticker or other identification system established by Landlord. The following rules and regulations are in effect until Landlord delivers notice to Tenant of a change. Landlord may modify these rules and regulations and adopt other rules and regulations that it deems necessary or convenient.
a) Cars must be parked entirely within the stall lines painted on the floor.
b) All directional signs and arrows must be observed.
c) The speed limit is five miles per hour.
d) Parking is prohibited in areas not striped for parking, aisles, areas where “no parking” signs are posted, in cross hatched areas, and in such other areas as may be designated by Landlord or Landlord’s agents, including areas designated as “Visitor Parking”, “Valet Parking,” or reserved spaces not licensed under this Lease.
e) Every parker is required to park and lock his or her own car. All responsibility for damage to cars or persons or loss of personal possessions is assumed by the parker.
f) No intermediate or full size cars will be parked in parking spaces limited to compact cars.
7. Default. If Tenant does not pay fees required under this Exhibit, then in addition to its other remedies for a Tenant default, Landlord may terminate Tenant’s rights to use the Parking Areas. Landlord may refuse to permit a Person who violates the parking rules to park in the Parking Areas. No such refusal or removal will create a liability on Landlord or be deemed to interfere with Tenant’s right to quiet possession of the Premises.
Exhibit H to Office Lease Agreement, Page 1

Schedule I

10FT SQ CONC. PAD FOR SWITCH GEAR SURROUNDED BY 20FT X 30FT CLEAR AREA AS SHOWN
DUMPSTER WITH ENCLOSURE
123456789
10
GRANITE CURBS & SPECIAL MIX CONC. WALKS W/ SANDBLASTED FINISH TO COMPLIMENT BLDG. PRECAST
LIGHT BOLLARDS
FIRST FLOOR FINISH ELEVATION 636.00 FT
LOADING DOCK
TRANSFORMER
BRIARGROVE LANE
COMPACT CAR SPACES
COMPACT CAR SPACES
GIBBONS ROAD
LIGHT BOLLARDS
GRANITE CURBS & SPECIAL MIX CONC. WALKS W/ SANDBLASTED FINISH TO COMPLIMENT BLDG. PRECAST
SEE LANDSCAPE DRAWINGS FOR PROPOSED FRENCH DRAIN SYSTEM AT BLDG. PERIMETER LANDSCAPE
ACCESSIBLE ROUTE
VISITOR PARKING SIGNAGE
DALLAS PARKWAY
TOLL WAY
DALLAS PARKWAY

SITE PLAN

Exhibit H to Office Lease Agreement, Page 2

Exhibit I
Signage
Exhibit I to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
Signage Criteria
1. Tenant Responsible for Permits, Compliance with Law, and Repairing Damage. Tenant will obtain all permits and approvals required by Applicable Law before installing signage. Tenant will ensure that its signage complies with all sign ordinances and other Applicable Law. Neither Landlord’s approval of proposed signage nor conformance with the criteria in this Exhibit implies conformance with sign ordinances or other Applicable Law. Tenant will repair damage to the building incurred as a result of signage installation or removal.
2. Exterior Signage Criteria. Before installing signage, Tenant must submit drawings to Landlord, including the following details: type of materials, color and finish, type of illumination (if any), and mounting method. Only Tenant’s name, trade name, and logo may appear on the face of the signage. If signage will be illuminated, drawings must include fascia cross section showing electrical connections. Tenant may not install signage until Tenant’s drawings have been approved by Landlord.
3. Exterior Signage Criteria. The approximate location for Tenant’s building signage is shown on the page attached to the this Exhibit.
Exhibit I to Office Lease Agreement, Page 1

Option I
Cambium Sign
Option II
Cambium Sign
"Not To Scale"
"Not To Scale"

Exhibit I to Office Lease Agreement, Page 2

Exhibit J
Cleaning Specifications
Exhibit J to Office Lease Agreement dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
Cleaning services are provided five days per week unless otherwise specified. Cleaning hours are Sunday through Thursday between 6:00 PM and before 7:00 AM the next day. The cleaning specifications are as follows:
I.	Office Areas
A.	Daily
1.	Dust and wipe all furniture, fixtures, shelving, and cabinets. Desks with loose papers on the top will not be cleared.
2.	Spot clean vertical desk surfaces.

3.	Sweep hardwood floors.
4.	Empty office wastepaper. Replace liners if necessary.
5.	Vacuum carpet in offices, without moving furniture or other items.
6.	Dust and spot mop resilient tile floor areas.

7.	Spot clean surfaces, columns, and glass partitions.
8.	Wipe clean metal door knobs, light switch plates, mirrors, kick plates, door saddles, and directional signs.
B.	Weekly
1.	Dust and clean paneling, door trim, ornamental work, grilles, ventilating louvers, baseboards, and doors.
C.	Monthly
1.	Complete high dusting.
2.	Dust and wipe air diffusers and ceiling ventilators.
D.	Quarterly
1.	Scrub and refinish all resilient tile floor areas.

2.	Buff resilient tile floors.
II.	Restrooms
A.	Daily
1.	Sweep and wash restroom floors with disinfectant.
2.	Wash and disinfect basins, toilet bowls, and urinals.
3.	Clean and disinfect both sides of every toilet seat.
4.	Wipe down mirrors, shelves, plumbing work, bright work, and enamel surfaces.
5.	Remove spots and splashes from all wall areas, door frames, and light switches.
6.	Empty and clean waste receptacles.
7.	Fill soap, toilet paper, toilet seat covers, towel, and sanitary napkin/tampon dispensers.
8.	Clean tile walls and dividing partitions.

9.	Dust top of toilet partitions.
B.	Weekly
1.	Wash and disinfect tile walls and dividing partitions.
C.	Monthly
1.	Scrub floors.
Exhibit J to Office Lease Agreement, Page 1

III.	Common Areas
A.	Daily
1.	Sweep or dust mop hard surface floors.
2.	Vacuum and spot clean.
3.	Wipe and wash main lobby floors.
4.	Spot clean walls.
5.	Dust floor to ceiling, as needed.
6.	Clean entrance glass and entrance doors.
7.	Polish thresh plates.
8.	Empty waste receptacles.
9.	Sanitize and polish water fountains.
10.	Dust lobby furniture.
11.	Remove trash in stairwells.
12.	Spot clean interior glass.
B.	Weekly
1.	Dust and clean paneling, grilles, ventilating louvers, stairwell banisters, baseboards, and doors.
2.	Sweep and mop stairwells.
C.	Monthly
1.	Complete high dusting.
2.	Dust and wipe air diffusers and ceiling ventilators.
D.	Quarterly
1.	Scrub and refinish resilient tile floor areas.
2.	Buff resilient tile floors.
IV.	Elevators
A.	Daily
1.	Clean and vacuum floors.

2.	Clean walls.

3.	Clean doors and scrub tracks.
B.	Weekly
1.	Polish cab walls, control panels, and doors.
2.	Polish cab walls, control panels, and doors of garage elevator cabs.
C.	Monthly
1.	Scrub floors of the garage elevator cabs.
D.	Semi-Annually
1.	Strip and finish resilient floor in garage elevator cabs.
Exhibit J to Office Lease Agreement, Page 2

Exhibit K

Form of confidentiality Agreement
Exhibit K to Office Lease dated July 9, 2010 between Briargrove Place, L.L.C., a Texas limited liability company, as Landlord, and Cambium Learning, Inc., a Texas corporation, as Tenant
CONFIDENTIALITY AGREEMENT

                    , 20

Re:	Lease Agreement (the “Lease”) dated (the “Effective Date”) between , a (“Landlord”), and , a (“Tenant”), covering approximately square feet having an address of in (the “Project”)
Ladies and Gentlemen:
Tenant has requested that Landlord permit you, as Tenant’s auditor, to examine or audit books or records relating to operating expenses payable by Tenant pursuant to the Lease (the “Audit”). Landlord is willing to make such information available to you, but only upon your agreement to the covenants, terms, and conditions set forth in this letter.
Upon execution of this letter by you, Landlord will permit you and your representatives to examine Evaluation Materials at Landlord’s or its property manager’s offices. “Evaluation Material” means (a) information provided by a Landlord Party to you in connection with the Audit, (b) specific dollar amounts of Project operating expenses, (c) the methodology for computing Tenant’s share of operating expenses and “gross up” calculations, (d) the methodologies and procedures of the bookkeeping and accounting practices of Landlord, (e) the services provided by Landlord relating to items of operating expenses, (f) the amount of and methodology for computing management fees, (g) the level, amount, and calculation of any chargebacks, credits, and offsets to operating expenses, (h) the amounts, terms, or basis of the resolution of any disputes arising out of the Audit between the parties, and (i) all data, audit opinions, analyses, compilations, studies, or other documents, whether prepared by you or others, that contain or otherwise reflect or are based in whole or in part on such information. Notwithstanding the foregoing, Evaluation Material shall not include annual statements, any accompanying information delivered with the annual statements, and any information in the Lease. “Landlord Party” means Landlord and its attorneys, accountants, property managers, financial advisors, and employees.
As both a covenant and a condition to Landlord furnishing Evaluation Material to you, you agree that you will not, and you will cause your employees, officers, owners, agents, partners, and other representatives (collectively, “your representatives”) not to do any of the following for a period of three years after the date of this letter:
(1) disclose, disseminate, or divulge, directly or indirectly, in whole or in part, to any person or entity other than Tenant, Tenant’s attorneys, and tribunals, arbitration panels, and mediators in connection with any litigation, arbitration, or mediation based on this letter, any Confidential Information,
Exhibit K to Office Lease Agreement, Page 1

(2) make copies, extracts, or other reproductions of any Confidential Information except as necessary to assist you in the Audit, or
(3) use any Confidential Information for any purpose (including, without limitation, any audit by any other tenant of the Project or any other properties owned by Landlord or its affiliates) other than to conduct the Audit for Tenant.
“Confidential Information” means all Evaluation Material other than information that (a) is generally available to the public other than as a result of a disclosure by you or your representatives, (b) was in your possession on what you reasonably believed to be a non-confidential basis before its disclosure to you by a Landlord Party, or (c) becomes available to you on what you reasonably believe to be a non-confidential basis from a source other than a Landlord Party; provided that in the case of (b) or (c), the source of such information was not to your knowledge bound by a confidentiality agreement with a Landlord Party or otherwise prohibited from transmitting the information to you, Tenant, or your representatives by a contractual, legal, or fiduciary obligation.
Promptly upon the conclusion of the Audit, you will deliver all Evaluation Material to Landlord. You may retain any copies of Evaluation Material made by you as permitted by this letter, but all retained information will continue to be subject to the terms of this letter.
You acknowledge that damages might be incalculable or an insufficient remedy for any breach of this letter by you or your representatives. Accordingly, of you or your representatives breach or threaten to breach the terms of his letter, then Landlord will be entitled to equitable relief, including injunctive relief and specific performance (in addition to any other remedies that it may have at law or in equity).
If you or your representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, you will promptly notify Landlord so that it may seek an appropriate protective order or other remedy. If Landlord does not obtain such protective order or other remedy, you may furnish that portion (and only that portion) of the Confidential Information that, in the opinion of your counsel, you are legally compelled to disclose and you will promptly notify Landlord of which portion of the Confidential Information you have furnished.
The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provisions of this letter.
Please direct all communications regarding the Audit to Landlord in care of                     .

By:

Name:
Title:

Agreed to this  _____  day
of                     ,  _____

By:

Name:
Title:

Exhibit K to Office Lease Agreement, Page 2